                                                                  EXHIBIT 99.1
                                                                  ------------
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

When used in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A") below, the words "expects", "anticipates", "estimates", "believes" and words of similar import may constitute "forward-looking statements" within the meaning of Section 17A of the Securities Act of 1933, as amended. Such statements, which include projections of revenue growth and statements of management's objectives and expectations as to levels of expenditures, are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this MD&A. Pacific Telesis(R) Group (the "Corporation") expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Corporation's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

OVERVIEW

The Corporation includes a holding company, Pacific Telesis, and its telephone subsidiaries: Nevada Bell and Pacific Bell(R) (which when used herein includes its subsidiaries: Pacific Bell Directory, Pacific Bell Information Services, Pacific Bell Mobile Services, Pacific Bell Internet Services, Pacific Bell Network Integration, and others) hereinafter referred to as the Telephone Companies. Other Pacific Telesis subsidiaries include Pacific Telesis Enterprises, Pacific Bell Communications, and several other subsidiaries that provide video, communications, and other services. The Telephone Companies provide local exchange services, network access, local toll services, directory advertising, Internet access, Personal Communications Services ("PCS") and selected information services in California and Nevada.

The Corporation's primary financial goal is to build long-term value for its shareowners. Management's business strategies of expanding and strengthening the core telecommunications business, developing new markets and promoting public policy reform have returned the Corporation to solid growth and continue to build value not only for its shareowners, but also for its customers and employees.

To further enhance shareowner, customer and employee value, and to meet the challenges of our dramatically changing industry, the Board of Directors announced a plan on April 1, 1996 to merge with SBC Communications Inc. ("SBC").

PLANNED MERGER

The decision to merge with SBC was based on a comprehensive evaluation of the economic, financial, regulatory and technological factors in the telecommunications industry. Management believes that the combined financial resources, access to national and international markets, and technologies of the combined companies will better enable them to take full advantage of the growth opportunities provided by the Telecommunications Act of 1996. This

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combination  will  better  position  the Corporation  in  today's  competitive
telecommunications environment.   The merger is based  on growth opportunities
which will bring at least 1,000 new jobs to the combined companies in California, as well as the headquarters of four of the combined companies' operations.

The merger has been approved by the shareowners of the Corporation and SBC, the Federal Communications Commission ("FCC") and the Public Service Commission of Nevada ("PSCN"). The U.S. Department of Justice concluded that the merger does not violate the antitrust laws. In addition, the California State Attorney General has told the California Public Utilities Commission ("CPUC") that the merger will not hurt competition in California and is consistent with emerging trends. On February 21, 1997, two California administrative law judges issued a proposed decision approving the merger but with a number of conditions, including payment of up to $750 million. Management does not agree with the level of payment or the restrictive conditions and intends to work towards their reduction or elimination. A proposed decision by the administrative law judges is not binding. The CPUC is expected to review the full case and the proposed decision and issue a final decision by March 31, 1997. Depending on the final CPUC decision, the merger could close in early second quarter. (See "Merger Agreement" under Note O on page 70.)

Management believes the merger will broaden investors' options by creating one of the nation's largest national and international telecommunications businesses. The merger will enhance competition in the communications industry and position the combined companies to continue to grow and pursue new opportunities in these increasingly competitive markets.

KEY STRATEGIES

With increasing competition for existing services, the opening of local and toll services competition in California, and the enactment of the Telecommunications Act of 1996, the Corporation faces an increasingly competitive marketplace. Management's key strategies provided a strong response to the competitive challenge, as reflected by the Corporation's strong growth in revenues for 1996. The business strategies of expanding and strengthening the core telecommunications business, developing new markets and promoting public policy reform further the Corporation's goal of being the customers' first choice for their telecommunications needs.

Strengthen Core Business
------------------------

A strong core business provides the essential foundation to pursue future-oriented opportunities. To strengthen the core telecommunications business, management will continue to upgrade network and systems capability, improve customer service and efficiency, and retain and expand existing markets through product and channel innovation.

Upgrade Network and Systems Capabilities

In order to offer the products and services customers want, now and in the future, the Telephone Companies continue to invest heavily in improvements to the core telecommunications networks. The Telephone Companies spent a total of $2.5 billion primarily on the telecommunications networks during 1996. The

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focus  of  these investments  has been  in  the advanced  digital technologies discussed below. These technologies enable the Telephone Companies to provide new products and services, increase network quality and reliability, increase transmission speed, and reduce costs.

                                                              December 31
                                                              -----------
Technology Deployment                                          1996  1995
------------------------------------------------------------------------
Access lines served by digital switches......................   80%   73%
Access lines with SS-7 capability............................   98%   98%
Access lines with ISDN accessibility.........................   90%   85%
Miles of installed optical fiber (thousands).................   541   482
------------------------------------------------------------------------

Digital switches and optical fiber, a technology using thin filaments of glass or other transparent materials to transmit coded light pulses, increase the capacity and reliability of transmitted data while reducing maintenance costs. Signaling System 7 ("SS-7") permits faster call setup and custom calling services. Integrated Services Digital Network ("ISDN") allows simultaneous transmission of voice, data, and video over a single telephone line. In addition, the Telephone Companies are deploying Synchronous Optical Network ("SONET") interfaces within the fiber infrastructure. SONET is an international standard for high-speed fiber optics transmission.

In December 1994, Pacific Bell contracted for the purchase of up to $2 billion of Advanced Communications Network ("ACN") facilities, which incorporated new technologies. During 1995, the ability to deploy the facilities outstripped the ACN vendors' ability to deliver necessary products and software. Accordingly, management decided to suspend construction at certain sites, which reduced the expected cost to less than $700 million. If ACN facilities meet certain quality and performance criteria (the "Network Test"), Pacific Bell is committed to purchase the ACN facilities in 1998. If ACN facilities fail the Network Test, Pacific Bell will not be committed to buy the ACN facilities but might be liable to reimburse the principal ACN vendor for some construction costs up to $300 million. If competition or other factors affect Pacific Bell's ability to recover its investment in these facilities, the value of the ACN facilities could be materially impaired.

Improve Customer Service and Efficiency

The Corporation also has invested in its networks to enhance service quality, key to winning and keeping customers in a competitive market. According to a 1996 telecommunications study performed by J. D. Power and Associates, the Corporation ranked second in customer satisfaction for local residential telephone service. The Corporation is in a service industry and the quality of service provided is still the most essential part of what the Corporation sells.

In April 1996, the Corporation introduced a Pacific Bell Awards program, designed to reward customers for continuing to choose Pacific Bell. The program offers rewards from more than 20 partners that include airlines, computer companies and restaurants. The Pacific Bell Awards program helps promote brand name and also encourages customers to subscribe to the Corporation's new products and services such as wireless PCS and Digital TV.


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Recognizing the diversity of our  customers, the Corporation provides  service in multiple languages to many bilingual or non-English speaking customers in California, particularly those linked to the Pacific Rim and to Central and
South America.   The number of  customers whose service was  provided in other
languages  has  grown  by   129  percent  since  1990,  contributing   to  the
Corporation's revenues.    Strong  brand  name recognition  and  an  excellent
reputation in many ethnic market segments will enhance opportunity for the Corporation when it enters the long distance business.

Superior service is delivered by employees in the Corporation's workforce whose capabilities and cultures match the diversity and demands of the market. In 1996, the U.S. Department of Labor also recognized this effort and honored the Corporation with its Opportunity 2000 award for fostering employment opportunities and employee diversity.

To prosper in a competitive environment, the Corporation must continue to provide outstanding customer service while improving efficiency. The Corporation's core process reengineering ("CPR") projects, implemented primarily at Pacific Bell, have resulted in better, faster customer service with greater efficiency. CPR is a method for achieving significant increases in performance by rethinking basic business processes and systems. For example, Pacific Bell reduced the number of network operations centers from 25 to two. The new centers, which were fully operational in early 1996, require fewer employees to operate than the old centers and each serves as a fully operational backup for the other. And in 1995, Pacific Bell created customer service centers to improve the response to service activation and repair calls. With many functions consolidated in the centers, significant time savings and service improvements have been achieved by reducing hands-off between functional work groups. Reengineering processes and other efforts contributed to the improvement in efficiency as measured by the change in the Telephone Companies' employees per 10,000 access lines to 26.6 in 1996 from
28.8 in 1995.


Retain and Expand Existing Markets

Stimulating usage of the Telephone Companies' existing networks is the most cost effective way to increase revenues. The Corporation is increasing its use of alternative sales channels and targeted advertising to stimulate usage. Focus areas include high-growth data markets, voice mail, additional residential lines, and custom calling services.

The market for high-speed data transmission, or the Pacific Bell FasTrak(SM) data services, grew rapidly in 1996 due to focused marketing campaigns and the improved economy. The Telephone Companies' ISDN volumes in 1996 increased
92.4 percent from 1995. Volumes for other FasTrak data services increased as follows for 1996 over the prior year: Frame Relay increased 111.5 percent and Switched Multimegabit Data Service ("SMDS") increased 60.3 percent. Frame Relay technology allows a customer to transmit 126 pages of data per second and enables the customer to move data quickly between widely dispersed local area networks. SMDS allows users to buy whatever bandwidth they need, and to upgrade it later if desired.

In December 1996, Pacific Bell began testing the delivery of Asynchronous Transfer Mode ("ATM") high-speed data to the desktop over the telephone network using Asymmetric Digital Subscriber Line ("ADSL") technology. ATM is

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considered the multimedia switching  technology of the future.   ATM functions
over ADSL, a technology that delivers higher bandwidth over copper telephone lines. Pacific Bell has been conducting a limited ADSL trial in San Ramon, California since the fall of 1996.

Changes in technology and telecommuting are fueling increased demand for additional telephone lines in the home. The Corporation provides approximately 2 million residential access lines that are in addition to the customer's primary line. Customers want extra lines for data transmission, Internet access, fax machines, and convenience. Similarly, demand for custom calling services, such as call waiting, grew more than 11.1 percent in 1996 as customers asked for greater convenience and more control over their telephone communications. Caller ID, another custom calling service, was launched in July 1996 and displays the telephone number of the calling party on a device that attaches to, or is part of, a customer's telephone.

The success of the Corporation's voice mail products continued in 1996. Customers value such features as the ability of the service to answer the phone even when they are on the line. They also like remote message retrieval features and the reliability of the network. Voice mailbox equivalents in service increased 18 percent in 1996 to about 1.7 million.

Capital expenditures for the Corporation in 1997 are forecast to be about $2.5 billion. This amount includes approximately $2.0 billion primarily for the cost of upgrading and maintaining the core telecommunications network and system capabilities. The remainder of this amount includes the cost of building the PCS network and constructing the wireless digital television network as described below.

New Markets
-----------

As competition intensifies in its core telecommunications business, the Corporation will rely increasingly on developing new products and services to create new revenue sources. Toward that end, the Corporation is actively creating and pursuing markets in PCS, Internet access, network integration, digital wireless television, long-distance, and other information services.

In November 1996, Pacific Bell Mobile Services ("PBMS") launched PCS in San Diego, California, and in February 1997, in Las Vegas, Nevada. Unlike most cellular service, PCS is a digital wireless service, offers superior sound quality, and protection from eavesdropping and cloning. The network will incorporate the Global System for Mobile Communications ("GSM") standard which is widely used in Europe. PBMS phones for PCS feature a built-in pager and answering machine. PBMS is selling PCS as an off-the-shelf product in approximately 100 retail stores across San Diego County and about 60 retail stores in Las Vegas. PBMS plans to offer PCS service in San Francisco and Los Angeles in the second quarter of 1997. Management expects a widespread offering of PCS service in most of California and Nevada by mid-1997. Although management anticipates significant competition, particularly from established cellular companies, it believes that digital technology and Pacific Bell's reputation for superior service will position our offering well with the customer.

Pacific Bell Internet Services ("PBI") provides Internet access services to business customers and in May 1996 rolled out its service to consumers. It is

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

estimated that between 30 and 40 percent of all Internet traffic originates or terminates in California. In 1996, PBI added over 65,000 customers in California and Nevada. Pacific Bell Network Integration ("PBNI"), a new business initiated in mid-1996, was formed to assist customers with the implementation of information technology networks by providing state-of-the-art network management and consulting services. In November 1996, Pacific Bell unveiled its new ISDN Home Pack(TM), the nation's first fully integrated ISDN and Internet package. The package includes Internet access through Pacific Bell's Internet Service network, a digital modem and Internet browser software. PBI handles the Internet access and customized software of the package. PBNI is responsible for integrating the whole package and managing delivery of the hardware and software components.

In 1996, Pacific Bell Interactive Media ("PBIM") launched Pacific Bell At Hand(SM), an Internet web site (www.athand.com) designed with focus on California. California merchants and consumers distribute, receive and exchange information in one of the Internet's most dynamic markets. Categories such as Entertainment and Leisure, Sports and the newly released Real Estate provide users an intimate look at restaurants, golf courses, state parks, multiple listing entries, and other advertiser provided content. In 1997, PBIM will continue to add to its merchant directory lineup.

In 1996, Pacific Bell Video Services ("PBVS") started testing its wireless digital television service in the Los Angeles area. Technology and programming market trials were completed successfully. PBVS plans to move forward in Spring 1997 with a commercial launch in the Los Angeles and Orange County areas. The Corporation currently provides analog wireless television service to over 46,000 video customers in portions of Riverside and San Bernadino counties. In September 1996, PBVS started delivering cable television over the Advanced Communications Network in San Jose, California.

In response to the Telecommunications Act of 1996, the Corporation formed a new subsidiary, Pacific Bell Communications ("PBCOM"), to provide long-distance telephone service. (See "Telecommunications Legislation" on page 7.) PBCOM has filed applications in California and Nevada to provide competitive long-distance telephone service between and within service areas. Both federal and state approvals are needed before PBCOM may enter these markets. The Telephone Companies must separately comply with a competitive checklist mandated by law to enable PBCOM to enter the long distance business. By mid-February 1997, Pacific Bell had 26 interconnection agreements with a wide range of companies, of which ten met the FCC's 14-point checklist. In addition, six agreements with cellular service providers had been signed. PBCOM is required to have independent network capabilities, operating support systems, other support systems and customer care/billing center capabilities separate from the Telephone Companies, which PBCOM is currently building or acquiring. As a result of significant progress in complying with the competitive checklist, the Corporation intends to make a filing with the FCC during the first half of 1997 to seek approval to enter the long distance market.

Management sees these new markets as attractive investment opportunities even though substantial start-up costs will be incurred.





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Public Policy
-------------

Telecommunications policy reform has been, and will continue to be, the subject of much debate in Congress, the California Legislature, the courts, the FCC, the CPUC, and the PSCN. Management supports public policy reform that promotes fair competition and ensures that the responsibility for universal service is shared by all who seek to provide telecommunications services.

Telecommunications Legislation

In February 1996, the Telecommunications Act of 1996 was signed into law, easing certain restrictions imposed by the Communications Act of 1934 and the 1984 Cable Act, and replacing the 1982 Consent Decree. Among the provisions, the new law allows telephone companies and cable television companies to compete in each others' markets, and permits the former Bell Operating Companies to apply to the FCC for authority to offer long-distance service, subject to certain conditions. Once the new law is fully implemented, consumers will have many new options for their local telephone, long-distance, and cable television services. (See "FCC Recommendation on Universal Service" and "FCC Interconnection Order" below.)


FCC Recommendation on Universal Service

In November 1996, the Joint Federal-State Board on Universal Service (the "Board") issued a recommendation on how to implement sections of the Telecommunications Act of 1996 regarding universal service. Generally the plan creates a system that identifies cost subsidies in rural and high-cost areas. However, the Board deferred a recommendation on how large the subsidies should be. The Board also recommended creation of a $2.25 billion fund for providing discounted services to schools and libraries. The FCC has until May 1997 to issue a final decision on this matter.

FCC Interconnection Order

In August 1996, the FCC released a decision (the "Interconnection Order") establishing guidelines to implement the Telecommunications Act of 1996, which sets rules for opening local telecommunications markets to full competition. The Interconnection Order lays out how long distance companies and other new competitors may connect to local networks and sets guidelines and prices for network components. Management believes that the Interconnection Order undermines the intent of the Telecommunications Act of 1996 by, among other things, denying states a role in managing and setting prices for local markets. Management is also concerned that the order requires local telephone companies to offer wholesale network services at unrealistically low prices.

The Corporation, along with other local telephone companies, the National Association of Regulatory Utility Commissioners and state PUCs, including the CPUC, appealed the Interconnection Order to a federal court. On October 15, 1996, the U.S. Court of Appeals for the Eighth Circuit (the "Court of Appeals") issued a partial stay of the Interconnection Order that stays the operation and effect of the pricing provisions and the "pick and choose" rule, but allows the non-pricing elements of the order to go into effect. The U.S. Supreme Court issued a memorandum decision on November 12, 1996 refusing to

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overturn the stay imposed by  the Court of Appeals.   The Court of Appeals  is
expected to issue a decision by mid-1997.

The Interconnection Order also addressed the issue of wireless interconnection, or the arrangements under which local exchange carriers ("LECs") are compensated for interconnecting with and terminating traffic for commercial mobile radio service ("CMRS") providers (including cellular, PCS and paging). The Interconnection Order ruled that CMRS providers are entitled to reciprocal compensation arrangements for transport and termination of local telecommunications traffic. On November 1, 1996, the Court of Appeals lifted a part of the stay described above with respect to the non-price aspects of the FCC's reciprocal compensation rules for CMRS providers. As a result of this order, Pacific Bell is currently renegotiating its CMRS contracts and has signed agreements with six CMRS providers, including the major California providers.

FCC Regulatory Framework Review

The FCC adopted new interim price cap rules in 1995 that govern the prices that the larger LECs, including the Telephone Companies, charge interexchange carriers for access to local telephone networks. The interim rules require the LECs to adjust their maximum prices for changes in inflation, productivity and certain costs beyond the control of the LEC. Under the interim plan, LECs may choose from three productivity factors: 4.0, 4.7 or 5.3 percent. Election of the 5.3 percent productivity factor permits the LEC to retain all of its earnings, whereas the other lower productivity factors require earnings to be shared with customers. As in 1995, the Telephone Companies again chose the 5.3 percent productivity factor that will enable them to retain all of their earnings effective July 1, 1996. The higher productivity factor was chosen because management believes that it will be more than offset by elimination of the sharing mechanism.

The revised FCC price cap plan was intended to be an interim plan that would be revised in 1996. However, with the passage of the Telecommunications Act of 1996, the FCC is conducting further proceedings to address various pricing and productivity issues, and is performing a broader review of price cap regulation in a competitive environment. Additionally, the FCC has indicated that it will also examine universal service (see "FCC Recommendation on Universal Service" on page 7) and access charge rules during 1997.

Management continues to believe that the FCC should adopt pure price cap regulation and eliminate the productivity factor, sharing and earnings cap.


CPUC Local Services Competition

The CPUC authorized facilities-based local services competition effective January 1996 and resale competition effective March 1996. Several issues still need to be resolved before the CPUC issues final rules for local competition. These issues include final rates for resale, presubscription, implementation of number portability and LEC provisioning and pricing of essential network functions to competitors. In order to provide services to resellers, Pacific Bell will use operating support systems currently in place, and it is also building electronic ordering systems and a customer care/billing center. Costs to implement local competition, especially number portability, will be material and it is uncertain whether regulators will

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

allow for recovery of these costs.   The CPUC expects to issue final  rules on
presubscription in early 1997 and final rates and rules for all other issues in late 1997.

Management believes that all markets should be open to all competitors under the same rules at the same time, and that a truly open competitive market, in which the Corporation can compete without restrictions, offers long-term opportunity to build the business and maximizes benefit for the consumer.

CPUC Decision on Universal Service

The CPUC issued its final decision on universal service on October 25, 1996, establishing an annual California universal service fund of approximately $352 million. Customers of all telecommunications providers will contribute to the preservation of affordable telephone service via a 2.87 percent surcharge on all bills for telecommunications services provided in California. The new program went into effect on February 1, 1997.

Management is concerned that the decision underestimates the true cost of providing universal telephone service. While $305 million of the total $352 million is expected to be paid to Pacific Bell initially, this is far short of Pacific Bell's estimate of the true cost of providing universal service. Pacific Bell developed a Cost Proxy Model to calculate the cost of service in California. That model estimated the average cost of providing service to be $27 per line per month. The CPUC uses the model in a modified form for the new program, but has determined that the average cost is only $20.30 per line per month. The universal service fund provides full funding for the difference between the adopted CPUC cost and price only for those lines with costs above $20.30. Pacific Bell's price for basic service, including federal charges, is $14.75. Lines that cost more than $14.75, but less than $20.30 will not receive any funding. About 25 percent of Pacific Bell's residence primary lines qualify for funding.

In order to ensure revenue neutrality, Pacific Bell must reduce its rates dollar for dollar for any funds it receives from the newly created universal service fund. This reduction will initially be accomplished by means of an across-the-board surcredit on all of Pacific Bell's products and services except for residential basic exchange services. The order allows Pacific Bell to file an application to replace the initial across-the-board surcredit with permanent price reductions for those services that previously subsidized universal services.

The final decision also establishes a discount program for schools, libraries, certain community-based organizations and municipal- and county-owned hospitals and clinics. Carriers providing services at a discounted price will be reimbursed from a newly created California Teleconnect Fund. This discount program will be funded by a separate surcharge of 0.41 percent on the bills of customers of all telecommunications carriers in California.

CPUC Regulatory Framework Review

In December 1995, the CPUC issued an order in its review of the regulatory framework in California. The order suspended use of the "inflation minus productivity" component of the price cap formula for 1996 through 1998. This action freezes the price caps on most of Pacific Bell's regulated services for the years 1996 through 1998 except for adjustments due to exogenous costs or

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

price changes approved through the CPUC's application process. In December 1996, the CPUC adjusted Pacific Bell's rates due to exogenous cost changes by an annual revenue reduction of approximately $66 million effective January 1, 1997.

Management continues to believe that the CPUC should adopt pure price cap regulation and permanently eliminate sharing, earnings caps, and all other vestiges of rate-of-return regulation.

PSCN Regulatory Review

The PSCN approved a "Plan of Alternative Regulation" ("the Plan") in April 1995 redesigning telecommunications regulation in the State of Nevada. The Plan will remove barriers to toll and local competition in Nevada but will also allow Nevada Bell to keep any productivity gains by eliminating the current customer sharing provision. The Plan is optional and required a rate case to determine initial pricing. In March 1996, Nevada Bell filed a rate case to enter the Plan. In August 1996, the PSCN redesigned rates by increasing the monthly residential flat rate service while reducing intra-service area toll call services and business basic prices. The Plan was effective January 1, 1997 and is estimated to decrease annual revenue by approximately $13 million. The PSCN also increased depreciation rates that are estimated to increase annual depreciation expense by about $5 million beginning in January 1997.

COMPETITIVE RISK

Regulatory, legislative and judicial actions, as well as advances in technology, have expanded the types of available communications products and services and the number of companies offering such services. Various forms of competition are growing steadily and are already having an effect on
Pacific Bell's earnings. An increasing amount of this competition is from large companies with substantial capital, technological, and marketing resources. Currently, competitors primarily consist of interexchange carriers, competitive access providers, and wireless companies. Pacific Bell also faces competition from cable television companies and others.

Effective January 1, 1995, the CPUC authorized toll services competition. Management estimates that share losses since January 1, 1995 have been in the five to six percent range. However, this loss combined with losses prior to the official opening of this market has resulted in Pacific Bell currently serving less than 50 percent of the business toll market. In April 1995, the CPUC also ordered Pacific Bell to offer expanded interconnection to competitive access providers. These competitors are allowed to carry the intrastate portion of long-distance and local toll calls between Pacific Bell's central offices and long distance carriers. Competitors may choose to locate their transmission facilities within or near Pacific Bell's central offices.

Effective January 1, 1996, the CPUC authorized local exchange competition. By early February 1997, the CPUC had authorized about 90 companies, including large and well-capitalized long distance carriers, competitive access providers, and cable television companies to begin providing local phone service in California, and 38 additional applications were pending. These companies are prepared to compete in major local exchange markets and many have already deployed switches or other facilities. All of Pacific Bell's customers have already chosen a long distance company, and these companies have established widespread customer awareness through extensive advertising campaigns over several years.

Local exchange competition may affect toll and access revenues, as well as local service revenues, since customers may select a competitor for all their telecommunications services. Local exchange competition may also affect other service revenues as Pacific Bell Directory will have to acquire listings from other providers for its products, and competing directory publishers may ally themselves with other telecommunications providers. Management estimates the CPUC's proposed local competition rules could materially reduce revenue growth for Pacific Bell's regulated California operations by late 1997.

The characteristics of the California market make it attractive to new competitors. Pacific Bell's business and residence revenues and profitability are concentrated among a small portion of its customer base and geographic areas. Competitors need only serve selected portions of Pacific Bell's service area to compete for the majority of its business and residence usage revenues. High-margin customers are clustered in high-density areas such as Los Angeles and Orange County, the San Francisco Bay Area, San Diego, and Sacramento. California is also attractive because it has one of the lowest switched access rates in the country. By combining the low switched access rates and discounted resale rates, competitors have the ability to price their services below Pacific Bell's prices while maintaining high margins. Reselling allows competitors to offer local services with little or no investment.

Management believes that now that our markets are open to all competitors, the Corporation should be granted access to markets that are currently closed to LECs. A truly open competitive market, in which the Corporation can compete without restrictions, offers long-term opportunity to build the business and maximizes benefits for consumers. Management believes its key strategies of strengthening the core business by upgrading its network and systems capabilities, improving customer service and efficiency, expanding existing markets, developing new markets and promoting public policy reform, will provide a strong response to its competitive challenge. (See "Key Strategies" on page 2.)

In Nevada, the PSCN issued a ruling opening the local exchange market to competition. It includes requirements that the LECs allow interconnection, unbundling, interim number portability and resale. Current PSCN proceedings are addressing pricing, interconnection and other local competition issues. At least two long distance carriers have requested resale of Nevada Bell services, and two competitive access providers have entered the Northern Nevada market, with the express intent of providing an alternative basic business service to high-margin customers. Further, long distance carriers can now transport toll calls both within and between service areas, and there is evidence that such transport is increasing at a rapid rate. As in California, Nevada Bell's market is attractive to new competitors. Competition is expected to target the high-usage, high-profit customers. These customers are geographically concentrated in the Reno/Sparks metropolitan area and business parks.

RESULTS OF OPERATIONS

The following discussions and data summarize the results of operations of the Corporation for the periods 1996 compared to 1995, and 1995 compared to 1994. The Corporation's previous interests in the operating results of wireless operations that were spun off to shareowners on April 1, 1994, are classified separately as "spun-off operations" in the accompanying financial statements. (See Note B - "Spun-off Operations" on page 46.) The spun-off operations are excluded from the Corporation's results from continuing operations.

                                                  %              %
Operating Statistics                   1996  Change    1995 Change    1994
--------------------------------------------------------------------------
Capital expenditures ($ millions).    2,753    -7.0   2,961   75.8   1,684
Total employees at December 31....   48,330    -1.1  48,889   -5.2  51,590
Telephone Companies' employees
  at December 31*.................   43,713    -3.7  45,413   -6.2  48,404
Telephone Companies' employees per
  ten thousand access lines*......     26.6    -7.6    28.8   -8.9    31.6
--------------------------------------------------------------------------
* Excludes Pacific Bell Directory and Pacific Bell Mobile Services employees.

Earnings
--------

Earnings and earnings per share for 1996 were $1,142 million and $2.67, respectively. 1996 earnings included a one-time, non-cash after-tax gain of $85 million, or $0.20 per share associated with a change in accounting for directory publishing revenues and expenses, which was substantially offset by a number of other one-time items. (See "Cumulative Effect of Accounting Change" under Note A on page 45.) Earnings for 1996 reflect the revenue growth from increased customer demand for local telephone products associated with marketing efforts and California's growing economy. Earnings remained stable despite substantial increases in expenditures associated with entering new businesses, increased demand and regulatory mandates for local competition.

The Corporation reported a loss of $2,312 million for 1995, or loss per share of $5.43. Earnings and earnings per share for 1995 before extraordinary item were $1,048 million and $2.46, respectively. The reported loss is due primarily to a non-cash, extraordinary charge to net income during third quarter 1995 of $3.4 billion, after taxes, or $7.89 per share. The charge resulted from the discontinued application by the Corporation's Pacific Bell subsidiary of special accounting rules for entities subject to traditional regulation and Pacific Bell's change to the general accounting rules used by competitive enterprises. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47.)

Revenue shortfalls also contributed to the decline in 1995 earnings. Demand growth as a result of the January 1995 local toll price reductions fell far short of the level anticipated by the CPUC. As a result, the revenue neutrality intended by the CPUC's price rebalancing order was not achieved. (See "CPUC Revenue Rebalancing Shortfall" on page 28.) Price cap revenue reductions  ordered  by  the  CPUC  and  the  FCC  further  reduced  earnings.
Additional pressure on earnings resulted from incremental labor expense associated with the severe storms in 1995. Pressure on earnings was mitigated by the Corporation's continuing cost containment initiatives.

Management cannot predict the effects on earnings for 1997 from competition and issues remaining to be resolved with the Telecommunications Act of 1996. Management anticipates earnings dilution from the development of new markets and increased local competition, but believes that the California economy will continue to improve and that our history of effective cost controls will continue. (See "Planned Merger" through "Competitive Risk" on pages 1-11.)

Volume Indicators
-----------------
                                                  %              %
                                        1996 Change    1995 Change    1994
---------------------------------------------------------------------------
Switched access lines at Dec. 31
(thousands).......................    16,427    4.2 *15,767    3.0 *15,307
  Residence.......................    10,225    3.7  *9,862   *2.0  *9,670
  Business........................     5,986    5.2  *5,691    4.9   5,426
  Other...........................       216    0.9     214   *1.4    *211

  ISDN access lines at Dec. 31
   (thousands, included in above).       102   92.4      53  130.4      23

Total interexchange carrier access
minutes-of-use (millions).........    64,635    9.2  59,193  *13.0 *52,370
  Interstate......................    36,361   10.9  32,774   *7.2 *30,575
  Intrastate......................    28,274    7.0  26,419  *21.2 *21,795

Toll messages (millions)..........     5,176    7.4   4,819   *7.7  *4,473
Toll minutes-of-use (millions)....    15,935    9.5  14,547   *4.5 *13,917

Voice mailbox equivalents at Dec. 31
 (thousands)......................     1,714   18.0   1,453   27.0   1,144

Custom calling services at Dec. 31
 (thousands)......................     8,011   11.1  *7,211   *8.2  *6,666
---------------------------------------------------------------------------
*  Restated.

The  total number of  access lines in  service at  December 31, 1996,  grew to
16.427 million, an increase of 4.2 percent for the year, up from 3.0 percent in 1995. The residential access line growth rate increased to 3.7 percent for 1996, up from 2.0 percent in 1995 reflecting the growing California economy. The growth rate in business access lines was 5.2 percent in 1995, up from 4.9 percent in 1995. The growth in business access lines reflects increased employment levels in California. The number of ISDN lines in service grew to 102 thousand, an increase of 92.4 percent for 1996, as customers increased telecommuting and demanded faster data transmission and Internet access.

Access minutes-of-use represent the volume of traffic carried by interexchange carriers over the Telephone Companies' local networks. Total access minutes-of-use for 1996 increased by 9.2 percent over 1995. The increase in access minutes-of-use was primarily attributable to economic growth. The growth rate of 13.0 percent in 1995 was higher than 1996 due to the introduction of toll services competition in 1995. In California, the official introduction of toll services competition in January 1995 had the effect of increasing intrastate access minutes-of-use. This phenomenon occurs because Pacific Bell provides access service to competitors who complete local toll calls over Pacific Bell's network.

Toll messages and minutes-of-use are comprised of Message Telecommunications Service and Optional Calling Plans ("local toll") as well as WATS and
terminating  800  services.     In  1996,  toll  minutes-of-use  increased  by
9.5 percent compared to an increase of 4.5 percent for 1995. The increase was driven primarily by economic growth.

Management cannot predict the effects on volumes for 1997 from competition and issues remaining to be resolved with the Telecommunications Act of 1996. However, management believes that the California economy will continue to improve and that its business strategies will position the Corporation to compete effectively in the changing telecommunications industry. (See "Planned Merger" through "Competitive Risk" on pages 1-11.)


Operating Revenues
------------------

($ millions)                         1996  Change    1995   Change    1994
--------------------------------------------------------------------------
Total operating revenues......     $9,588    $546  $9,042    $-193  $9,235
                                             6.0%            -2.1%
--------------------------------------------------------------------------

Revenues for 1996 increased from 1995 primarily due to increased customer demand driven by the expansion of business data services, strong usage levels for new custom calling services, increases in access line and minutes-of-use volumes, and growth in directory advertising. The Corporation's marketing efforts and California's growing economy contributed to the increased customer demand. Increases in 1996 revenues were partially offset by $50 million of rate reductions due to FCC price cap orders. Revenues for the six months ended June 30, 1996, decreased $60 million due to the FCC price cap filing for the twelve months ending June 30, 1996. For the 1996 annual access tariffs filings effective July 1, 1996, revenues increased approximately $10 million. The CPUC price cap order effective January 1, 1996, had a minimal effect on Pacific Bell revenues due to an order in December 1995 suspending use of the "inflation minus productivity" component of the price cap formula for 1996 through 1998. This action freezes the price caps on most of Pacific Bell's regulated services through 1998 except for adjustments due to exogenous costs or price changes approved through the CPUC's application process. (See "CPUC Regulatory Framework Review" on page 9.) Primary factors affecting 1996 revenue changes from 1995 are summarized in the table below.

CHANGE IN 1996 REVENUES FROM 1995:                                   Total
                                            Price                   Change
                                              Cap         Customer    from
($ millions)
                                           Orders    Misc.  Demand    1995
--------------------------------------------------------------------------
Local service.......................         $  -      $14    $205    $219
Network access:
 Interstate.........................          -50       37     140     127
 Intrastate.........................            -      -21      34      13
Toll service........................            -      -21      84      63
Other service revenues..............            -       24     100     124
                                            -----    -----   -----   -----
Total operating revenues............         $-50      $33    $563    $546
==========================================================================

Local service revenues include basic monthly service fees and usage charges. Fees and charges for custom calling services, coin phones, installation, and service connections are also included in this category. The $205 million increase in customer demand for local service is the result of the 4.2 percent growth in access lines and the 11.1 percent growth in custom calling services, such as call waiting, generated by the improved economy in California and effective marketing.

Network access revenues reflect charges to interexchange carriers and to business and residential customers for access to the Telephone Companies' local networks. The $140 million increase in interstate network access revenues due to customer demand reflects increased interexchange carrier access minutes-of-use, as well as increased access lines. The $34 million demand-related increase in intrastate network access revenues also resulted from growth in access minutes-of-use.

Toll service revenues include charges for local toll as well as 800 services within service area boundaries. The increase of $84 million in toll service revenues due to customer demand was driven primarily by increased local toll usage resulting from California's growing economy. The customer demand-related increases in local toll service was partially offset by competitive losses in 800 services. Interexchange carriers currently have the competitive advantage of being able to offer these services both within and between service areas.

Other service revenues are generated from a variety of services including directory advertising, information services, PCS, Internet services, network integration and billing and collection services provided by the Telephone Companies. Increases in other service revenues reflect growth in the Telephone Companies' information services and directory advertising due to continued growth in the California economy. In addition, other service revenues for Internet, network integration and wireless cable increased over 1995 primarily due to the introduction of these new services.

Total operating revenues for 1995 were reduced from 1994 primarily because demand growth as a result of lower prices due to toll services competition effective January 1, 1995, was less than assumed in the CPUC-ordered price rebalancing. (See "CPUC Revenue Rebalancing Shortfall" on page 28.) Revenues were also reduced because of price cap revenue reductions ordered by the CPUC and FCC under incentive-based regulation as well as the effects of toll services competition. The decreases in total operating revenues were partially offset by a net increase in customer demand in 1995. The decrease in 1995 revenues compared to 1994 was lessened by a CPUC-ordered refund of $27 million in 1994 related to Pacific Bell's payment processing system.

Management cannot predict the effects on revenues for 1997 from competition and issues remaining to be resolved with the Telecommunications Act of 1996. However, management believes that the California economy will continue to improve and that its business strategies will position the Corporation to compete effectively in the changing telecommunications industry. (See sections "Planned Merger" through "Competitive Risk" on pages 1-11.)


Operating Expenses
------------------

($ millions)                          1996  Change    1995  Change    1994
--------------------------------------------------------------------------
Total operating expenses......      $7,390    $359  $7,031    $-10  $7,041
                                              5.1%           -0.1%
--------------------------------------------------------------------------

The increase in total operating expenses for 1996 reflects the Corporation's costs for increased demand for products and services, new business initiatives and costs incurred to prepare for local competition. Increased expenses were partially offset by cost reductions from the Corporation's ongoing efficiency efforts and savings due to changes in employee benefit plans and benefit plan assumptions. Primary factors affecting expense changes are summarized below.

CHANGE IN 1996 OPERATING EXPENSES FROM 1995:

                            Pacific   Pacific                        Total
                              Bell*     Bell*   Pacific     Other   Change
                           Salaries  Employee     Bell*     PTG**     from
($ millions)                & Wages  Benefits     Misc.  Entities     1995
--------------------------------------------------------------------------
Cost of products and
  services..................... $38     $-121       $55       $32       $4
Customer operations and
  selling expenses.............   9       -74        26       116       77
General, administrative,
  and other expenses...........  27         4       178        63      272
Depreciation and amortization..   -         -        -3         9        6
                                ---      ----      ----      ----     ----
Total operating expenses....... $74     $-191      $256      $220     $359
==========================================================================
*  Excludes Pacific Bell subsidiaries.
** Includes Pacific Telesis Group and Pacific Bell subsidiaries.

At Pacific Bell, excluding subsidiaries, salary and wage expense increased $74 million in 1996, primarily due to wage increases associated with new labor agreements effective August 1995 and overtime due to increased business volumes. These increases were somewhat offset by force reduction programs. (See "Status of Reserves" on page 20.) Salary and wage expense for the Corporation's other entities increased $66 million in 1996 due primarily to entry into new businesses. Due to increased demand for products and services and entry into new businesses, management anticipates that the workforce will increase in 1997 and related salary and wage expense will also increase.

At Pacific Bell, excluding subsidiaries, employee benefits expense decreased $191 million in 1996. This decrease was due primarily to the net effect of changes in employee benefit plans and changes in employee benefit plan assumptions and the discontinued application of Statement of Financial Accounting Standards No. ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation," at Pacific Bell. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47, Note F - "Employee Retirement
Plans" on page 52 and Note G - "Other Postretirement and Postemployment Benefits" on page 56.) Despite 1997 expected force increases, management anticipates that the changes in employee benefit plans and benefit plan assumptions will continue to produce savings in 1997.

At Pacific Bell, excluding subsidiaries, the increase in miscellaneous expenses in 1996 primarily reflects costs incurred to prepare for local competition, increased costs for software and contract services associated with increased demand for products and services.

The Corporation's other entities' expenses increased primarily due to new business initiatives, such as PCS, Internet access, long distance and network integration.

Management anticipates total operating expenses to increase in 1997 due to new business initiatives and increased demand. Also, costs to implement local competition, especially number portability, will be material and it is uncertain whether regulators will allow for recovery of these costs. (See "CPUC Local Services Competition" on page 8.) In addition, over the next few years, management is expecting to incur additional expenditures to modify its software to operate correctly for the year 2000.

The decrease in total operating expenses for 1995 reflects the Corporation's cost reduction efforts and reduced settlements expense. These decreases were largely offset by increased depreciation expense, costs resulting from severe storm damage in early 1995, and increased software expenses.

At Pacific Bell, excluding subsidiaries, salary and wage expense decreased $85 million in 1995, primarily as a result of a net workforce reduction of 3,114 employees. The effect of Pacific Bell's declining workforce was partially offset in 1995 by increased overtime for storm and flood repairs and by a $29 million increase related to higher compensation rates. The Corporation's salary and wage expense was $2,215 million for 1995, a decrease of $56 million from 1994.

At Pacific Bell, excluding subsidiaries, employee benefits expense decreased $51 million in 1995 primarily due to the Corporation's health care cost-reduction efforts and Pacific Bell's force reduction programs. The Corporation's employee benefits expense was $660 million for 1995, a decrease of $36 million from 1994.

Interest Expense
----------------
($ millions)                         1996  Change    1995  Change    1994
--------------------------------------------------------------------------
Interest expense..............       $341   $-101    $442    $-13    $455
                                           -22.9%           -2.9%
--------------------------------------------------------------------------

Interest expense decreased in 1996 due primarily to a change in the Corporation's capital structure (see Note K - "Corporation-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts" on page 66) and a change in classification of interest capitalized during construction from an item of other income to a reduction in interest expense due to the discontinued application of SFAS 71 at Pacific Bell. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47.)

Interest expense decreased in 1995 primarily due to a decrease in the balance of long-term debt from 1994 and interest expense associated with a CPUC refund order in 1994. These decreases were partially offset by interest expense associated with increased short-term borrowings, adjustments on capital leases and the completion of amortization of gains on certain investments.

Other Income (Expense) - Net
----------------------------

($ millions)                         1996  Change    1995  Change    1994
--------------------------------------------------------------------------
Other income (expense)-net.......... $-59   $-101     $42    $-13     $55
                                          -240.5%          -23.6%
--------------------------------------------------------------------------

Other income (expense)-net decreased in 1996 primarily due to a change in classification of interest capitalized during construction from an item of other income to a reduction of interest expense, interest income from tax refunds received in 1995 of approximately $30 million and in 1996, dividends paid on Trust Originated Preferred Securities ("TOPrS"). (See Note K - "Cor-poration-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts" on page 66.) These decreases were partially offset by bond redemption costs incurred in 1995 associated with Pacific Bell's redemption of debentures.

Other income (expense)-net decreased in 1995 primarily due to equity losses of joint ventures and bond redemption costs associated with Pacific Bell's redemption of debentures. These decreases were partially offset by increased interest income of approximately $30 million from tax refunds received in 1995 related to prior years and unrealized gains on trust assets under an executive compensation deferral plan. These unrealized gains will fluctuate over time and may be offset by unrealized losses depending on market conditions.

Income Taxes
------------

($ millions)                         1996  Change    1995  Change    1994
--------------------------------------------------------------------------
Income taxes........................ $741    $178    $563    $-95    $658
                                            31.6%          -14.4%
Effective tax rate (%).............. 41.2            34.9            36.7
--------------------------------------------------------------------------

Income tax expense increased for 1996 primarily due to higher pre-tax income, tax adjustments and tax refunds received in 1995. Effective January 1, 1997, California's maximum statutory tax rate will decrease from 9.3 percent to 8.84 percent. Due to this rate reduction, at December 31, 1996, the Corporation revalued its net deferred tax assets. This revaluation increased state income tax expense $16 million for 1996, which contributed to the overall income tax expense increase for 1996.

The decrease in income tax expense for 1995 was primarily due to lower pre-tax income and tax refunds received in that year.

Cumulative Effect of Accounting Change
--------------------------------------

During fourth quarter 1996, Pacific Bell Directory ("Directory") changed its method of recognizing directory publishing revenues and related expenses effective January 1, 1996. Directory previously recognized revenues and expenses related to publishing using the "amortized" method, under which revenues and expenses were recognized over the lives of the directories, generally one year. Under the new "issue basis" method, revenues and expenses will be recognized when the directories are issued. The cumulative after-tax effect of applying the new method to prior years is recognized as of January 1, 1996 as a one-time, non-cash gain applicable to continuing operations of $85 million, or $0.20 per share. The gain is net of deferred taxes of $58 million. The first three quarters of 1996 were restated to reflect the new method. Management believes this change to the issue basis method is preferable because it is the method generally followed in the publishing industry and better reflects the operating activity of the business. This accounting change is not expected to have a significant net income effect on future periods. (See "Cumulative Effect of Accounting Change" under Note A on page 45.)

Extraordinary Item
------------------

Effective third quarter 1995, for external financial reporting purposes, Pacific Bell discontinued the application of SFAS 71, an accounting standard for entities subject to traditional regulation. As a result, during 1995, the Corporation recorded a non-cash, extraordinary, after-tax charge of $3.4 billion, or $7.89 per share. The Corporation's Nevada Bell subsidiary continues to apply SFAS 71 accounting, but is evaluating its continued use as competition in its markets increases. If Nevada Bell were to discontinue application of SFAS 71 it would not have a material effect on the Corporation's financial statements. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47.)

Status of Reserves
------------------

The Corporation has established a number of reserves to record the effects of discontinuing and restructuring certain parts of its business.

In 1991, a $203 million reserve was established for the cost of management force reduction programs through 1994. A balance of $77 million remained at the end of 1993. An additional $1,020 million reserve was established in December 1993 to record the incremental cost of force reductions associated with restructuring Pacific Bell's business processes through 1997. This restructuring was expected to allow Pacific Bell to eliminate more than 14,000 employee positions from 1994 through 1997. After considering new positions expected to be created, a net reduction of approximately 10,000 positions was anticipated. In addition, Pacific Bell has relocated employees in conjunction with consolidating business offices, network facilities, installation and collection centers, and other operations.

Pacific Bell's gross force reductions under the restructuring plan, excluding subsidiaries, totaled 4,142 employees in 1996. Total gross force reductions for the first three years of the plan, 1994 through 1996, totaled 14,181. Net force reductions were 1,926 for 1996 and 9,168 for the three-year period 1994 through 1996. The pace of net force loss moderated in 1996 due to strong volume growth at Pacific Bell.

Annual cash savings are expected to reach approximately $1 billion when the restructuring is completed in 1997. In 1996, expense savings due to the restructuring totaled approximately $757 million primarily from savings in labor costs due to cumulative force reductions since restructuring began.

Charges to the restructuring reserve in 1996 totaled $131 million, including cash outlays of $195 million and a $64 million non-cash charge reversal described below. In 1995, Pacific Bell charged $219 million to the restructuring reserve for the cost through 1997 of enhanced retirement benefits negotiated in the 1995 union contracts. These costs will be paid from pension fund assets and do not require current outlays of the
Corporation's funds. Based on its experience, in 1996 Pacific Bell revised its estimate of these retirement costs. Consequently, $64 million of these 1995 non-cash charges were reversed in 1996. There was no effect on net income from either the 1995 charge or the 1996 change in this estimate. Management expects to use the remaining reserve balance during 1997.

In fourth quarter 1996, the Corporation established a reserve of $43 million to reflect the restructuring of portions of its video-related businesses. Other reserves were recorded in 1993, 1992, and 1990 related to the spun-off operations and the Corporation's withdrawal from, or restructuring of, its real estate, cable, and customer premises equipment businesses. Management believes the $116 million balance in these reserves remaining at the end of 1996 is adequate. (See Note D - "Restructuring Charges and Other Reserves" on page 49.)

The table below sets forth the status and activity of these reserves.

($ millions)                                       1996     1995     1994
--------------------------------------------------------------------------
Reserve for force reductions and restructuring:
Balance - beginning of year..................      $228    $ 819   $1,097
Additions....................................         -        -        -
Charges: cash outlays........................      -195     -372     -216
         non-cash............................        64     -219      -62
                                                  -------------------------
Balance - end of year........................      $ 97    $ 228   $  819
                                                  =========================
Other reserves:
Balance - beginning of year..................       $98    $ 119   $  428
Additions....................................        43        -        -
Charges: cash outlays........................        -2       -6      -61
         non-cash............................       -23      -15     -248
                                                  -------------------------
Balance - end of year........................      $116    $  98   $  119
===========================================================================

LIQUIDITY AND FINANCIAL CONDITION

The Corporation defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, pay its current obligations, and pay dividends. Management expects to continue to meet the majority of its liquidity needs from internally generated funds, but can also obtain external financing through the issuance of common stock, and short- and long-term debt, if needed.

Short-term borrowings are available under a commercial paper program and through uncommitted unused lines of credit. These lines of credit are subject to continued review by the lending banks. At December 31, 1996, the unused lines of credit available totaled approximately $2.8 billion.

For longer-term borrowings, in February 1997, the CPUC approved Pacific Bell's application to issue up to $1.75 billion of long- and intermediate-term debt and preferred securities. The proceeds may be used to redeem maturing debt, to refinance other debt issues and to finance construction expenditures or acquisition of property. The CPUC's authorization is in effect until the full $1.75 billion has been issued. Pacific Bell also has remaining authority from the Securities and Exchange Commission ("SEC") to issue up to $150 million of long- and intermediate-term debt through a shelf registration filed in April 1993. In addition, the Corporation's PacTel Capital Resources ("PTCR") subsidiary may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

In December 1994, Pacific Bell contracted for the purchase of up to $2 billion of Advanced Communications Network ("ACN") facilities, which incorporated new technologies. During 1995, the ability to deploy the facilities outstripped the ACN vendors' ability to deliver necessary products and software. Accordingly, management decided to suspend construction at certain sites, which reduced the expected cost to less than $700 million. If ACN facilities meet certain quality and performance criteria (the "Network Test"), Pacific Bell is committed to purchase the ACN facilities in 1998. If ACN facilities fail the Network Test, Pacific Bell's will not be committed to buy the ACN facilities but might be liable to reimburse the principal ACN vendor for some construction costs up to $300 million. If competition or other factors affect Pacific Bell s ability to recover its investment in these facilities, the value of the ACN facilities could be materially impaired.

In 1997, the Corporation anticipates further investments in new business initiatives and expects to generate the required funds through internal and external sources.

In August 1996, Moody's downgraded Pacific Bell's debentures and notes to A1 from Aa3, PTCR's medium-term notes to A2 from A1, Pacific Telesis Group's counterparty rating to A2 from A1 and Pacific Telesis Financing I and II Trust Originated Preferred Securities ("TOPrS") to a2 from a1. In addition, Moody's downgraded Pacific Bell's shelf registration of debt securities to (P)A1 from
(P)Aa3 and PTCR's shelf registration of debt securities to (P)A2 from (P)A1. The downgrades were prompted by Moody's concerns about the ability of Pacific Bell to continue to generate the same level of highly predictable cash flows in an increasingly uncertain competitive and regulatory environment.

In April 1996, reflecting the announcement of the merger agreement with SBC, Standard & Poor's Corporation revised the outlook on Pacific Telesis Group's corporate credit ratings, including PTCR, to stable from negative. (See "Merger Agreement" under Note O on page 70.) The outlook for Pacific Bell remains negative. Also reflecting the merger agreement announcement, Duff and Phelps Credit Rating Co. reaffirmed its ratings of Duff 1+ and Double-A-Minus ("AA-") on Pacific Bell's commercial paper and debentures, respectively.

The   following  are  commercial  paper,  bond,  and  TOPrS  ratings  for  the
Corporation and its subsidiaries:

                                      Moody's      Standard    Duff and
                                     Investors      Poor's  Phelps Credit
                                   Services, Inc.    Corp.     Rating Co.
                                   --------------  --------- ------------
Commercial Paper:
----------------------------------
Pacific Telesis Group.............        Prime-1        A-1            -
Pacific Bell......................        Prime-1       A-1+      Duff 1+
PacTel Capital Resources..........        Prime-1        A-1            -

Long- and Intermediate-Term Debt:
----------------------------------
Pacific Bell......................             A1        AA-          AA-
PacTel Capital Resources..........             A2         A+            -

TOPrS:
----------------------------------
Pacific Telesis Financing I and II             a2          A            -

The above ratings reflect the views of the rating  agencies and are subject to
change.    The  ratings   should  be  evaluated  independently  and   are  not
recommendations to buy, sell, or hold the securities of the Corporation.

During 1996 the Corporation entered into sale and leaseback arrangements to finance equipment associated with the buildout of its PCS network. In accordance with generally accepted accounting principles, these leases are being classified as capital leases in property, plant, and equipment. As of December 31, 1996, the financing obtained under the leases was $285 million. Management expects the total financing to reach about $350 million, of which approximately one-third will be repaid in Japanese yen. To hedge exposure to foreign currency exchange fluctuations, the Corporation has entered into foreign currency forward contracts to purchase yen in amounts equal to the current yen lease obligations when they become due. Gains or losses due to foreign currency rate fluctuations on these contracts and on the yen lease obligations offset each other in results of operations. Management does not expect to realize any loss from counterparty nonperformance under these contracts. (See Note J - "Financial Instruments" on page 64.)

The Corporation holds an equity swap contract to hedge its exposure to the risk of market changes related to its recorded liability for outstanding employee stock options of the spun-off operations' common stock and associated stock appreciation rights. (See Note H - "Stock Options and Stock Appreciation Rights" on page 59.) Off-balance-sheet risk exists to the extent the market price of the spun-off operations' stock rises above the market price reflected in the liability's current carrying value. The equity swap was entered into to hedge this exposure and minimize the impact of market fluctuations. The equity swap itself involves certain off-balance-sheet risks. (See Note J - "Financial Instruments" on page 64.)


Cash From Operating Activities
------------------------------

($ millions)                           1996  Change    1995  Change   1994
--------------------------------------------------------------------------
Cash from operating activities
  of continuing operations....       $2,592   $-177  $2,769   $-178 $2,947
                                              -6.4%           -6.0%
--------------------------------------------------------------------------

The decrease in 1996 cash from operating activities of continuing operations is primarily due to entry into new businesses. In addition, a tax refund received in 1996 of approximately $133 million was $32 million less than tax refunds and related interest income received in 1995.

The decrease in 1995 cash from operating activities of continuing operations is primarily due to timing differences in the payment of liabilities and lower revenues. The decrease in cash flow was partially offset by tax refunds and associated interest income of approximately $165 million received in 1995.

Management is unable to predict the impact that competition will have on cash from operating activities of continuing operations in 1997.

Cash Used For Investing Activities
----------------------------------

($ millions)                           1996  Change    1995  Change   1994
--------------------------------------------------------------------------
Cash used by continuing operations
   for investing activities...........
                                     $2,648    $-26  $2,674  $1,172 $1,502
                                              -1.0%           78.0%
--------------------------------------------------------------------------

Cash used by continuing operations for investing activities decreased $26 million in 1996. During 1996, the Corporation's investments in the core telecommunications network and PBMS' PCS network were slightly lower than the Corporation's investments in 1995 which included payments of $656 million for PCS licenses.

Cash used by continuing operations for investing activities increased in 1995 primarily due to payments of $656 million for PCS licenses and associated capitalized interest. In addition, the increase also reflects investments to upgrade the core telecommunications network and the Corporation's 1995 investments in joint ventures.

In 1996, the Corporation made capital expenditures of about $2.75 billion. Management currently anticipates capital spending in 1997 to reach about $2.5 billion. (See "Upgrade Network and Systems Capabilities" on page 2.) Pacific Bell has purchase commitments of about $208 million remaining in connection with its previously announced program for deploying an all-digital switching platform with ISDN and SS-7 capabilities. (See Note O - "Commitments and Contingencies" on page 70.)

Cash From (Used For) Financing Activities
-----------------------------------------

($ millions)                           1996  Change   1995  Change    1994
--------------------------------------------------------------------------
Cash from (used by) continuing operations
   for financing activities.........    $52    $206  $-154  $1,225 $-1,379
                                             133.8%         -88.8%
--------------------------------------------------------------------------

Cash from continuing operations for financing activities increased $206 million in 1996. The increase reflects the proceeds from TOPrS financing, long-term debt and leasing arrangements substantially offset by the use of these funds to reduce the level of short-term borrowings. Lower dividend payments also contributed to the increase. The Corporation sold $1 billion of TOPrS, $500 million at 7.56 percent in January 1996 through Pacific Telesis Financing I and $500 million at 8.5 percent in June 1996 through Pacific Telesis Financing II. The proceeds were used to retire outstanding short-term indebtedness, primarily commercial paper. Under certain circumstances, dividends on TOPrS could be deferred for up to a period of five years. (See Note K - "Corporation-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts" on page 66.) In February 1996, Pacific Bell issued $250 million of 5.875 percent debentures due February 15, 2006. In August 1996, Pacific Bell issued $250 million of 6.875 percent debentures due August 15, 2006. Neither issue may be redeemed prior to maturity. The proceeds from the sale of both issuances of debentures were used to reduce short-term debt incurred to retire Pacific Bell debentures totaling approximately $500 million redeemed in December 1995. In addition during 1996, the Corporation financed $285 million through its leasing arrangements for equipment purchases for the PCS network. Also, the Corporation reduced its second and third quarter 1996 dividends to $0.315 per share which contributed to the increase in cash flow in 1996.

In 1995, cash used by continuing operations for financing activities decreased primarily due to proceeds from short-term borrowings of approximately $1.5 billion. Whereas, in 1994, the Corporation substantially repaid its short-term borrowings. The decrease was partially offset by the retirement of approximately $800 million of long-term debt during 1995.

Long-term borrowing activity, excluding spun-off operations, included the following issuances and redemptions:

                                       Interest        Maturity  Principal
($ millions)                               Rate            Date     Amount
--------------------------------------------------------------------------
Issuances:
       1996.................   5.875% to 6.875%            2006     $  500
       1995.................                  -               -          -
       1994.................             6.960%            2006     $   10
Retirements:
       1996.................             8.650%            1996     $   15
       1995*................   7.625% to 9.320%    1995 to 2030     $  814
       1994.................             9.250%            2008     $   12
--------------------------------------------------------------------------
* Amount includes approximately $55 million of debt assumed in the CCW acquisition, which was subsequently retired, and approximately $12 million of recall premium.

The Corporation's debt ratio improved to 61.5 percent at December 31, 1996 from 74.1 percent at December 31, 1995. This improvement was primarily due to the use of the TOPrS proceeds to retire outstanding short-term indebtedness. Pre-tax interest coverage was 6.7 times for 1996. Pre-tax interest coverage for 1995 was negative due to the Corporation's reported loss in 1995.

Pursuant to the terms of the merger agreement, the Corporation reduced its second, third and fourth quarter dividends to $0.315 per share. The lower second and third quarter dividends paid in 1996 improved 1996 cash flow by approximately $195 million. (See "Merger Agreement" under Note O on page 70.)

PENDING REGULATORY ISSUES

Uniform Systems of Account ("USOA") Turnaround Adjustment
---------------------------------------------------------

In May 1995, Pacific Bell filed an application with the CPUC to eliminate the USOA Turnaround Adjustment effective January 1, 1995. This Turnaround Adjustment is a vestige of traditional rate-of-return regulation and has been in effect since 1988. Because of the adjustment, Pacific Bell's revenues were reduced by over $23 million each year from 1988 through 1995. 1996 and 1997 revenues are subject to refund. These adjustments were intended to reflect annual revenue requirement reductions resulting from the CPUC's adoption of a capital-to-expense accounting change in 1988. The CPUC held evidentiary hearings in October 1995 addressing whether the USOA Turnaround Adjustment should be eliminated. The CPUC's Office of Ratepayer Advocates has proposed that Pacific Bell be ordered to permanently reduce its revenues by $106 million effective January 1, 1996. Another intervenor has proposed that Pacific Bell should be ordered to reduce its annual revenues by $43 million effective January 1, 1996, with additional revenue reductions of about $11 million made on a cumulative basis over the next ten years. After year ten, the proposed revenue reduction would be about $155 million permanently for each year. Management cannot predict the outcome of this matter.

Revenues Subject to Refund
--------------------------

In 1992, the CPUC issued a decision adopting, with modification, SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," for regulatory accounting purposes. Annual price cap decisions by the CPUC granted Pacific Bell approximately $100 million in each of the years 1993-1996 for partial recovery of higher costs under SFAS 106. However, the CPUC in October 1994 reopened the proceeding to determine the criteria for exogenous cost treatment and whether Pacific Bell should continue to recover these costs. The CPUC's order held that related revenues collected after October 12, 1994, are subject to refund plus interest. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell. Related revenues subject to refund totaled about $221 million at December 31, 1996. Management believes postretirement benefits costs are appropriately recoverable in Pacific Bell's price cap filings.

Other Billing and Collecting ("OB&C")
-------------------------------------

The FCC adopted new rules for recovery of OB&C expenses which will go into effect mid-March 1997. The new rules shift an additional 25 percent of OB&C costs from the intrastate to the interstate jurisdiction. The shift could result in revenue reductions of approximately $40 million a year. Management is evaluating options to mitigate the effect on revenues.

Property Tax Investigation
--------------------------

In 1992, a settlement agreement was reached between the State Board of Equalization, all California counties, the State Attorney General, and
28 utilities, including Pacific Bell, on a specific methodology for valuing utility property for property tax purposes for a period of eight years. The CPUC opened an investigation to determine if any resulting property tax savings should be returned to customers. Intervenors have asserted that as much as $20 million of annual property tax savings should be treated as an exogenous cost reduction in Pacific Bell's annual price cap filings. These intervenors have also asserted that past property tax savings totaling as much as approximately $70 million as of December 31, 1996, plus interest should be returned to customers. Management believes that, under the CPUC's regulatory framework, any property tax savings should be treated only as a component of the calculation of shareable earnings not as an exogenous cost. In an Interim Opinion issued in June 1995, the CPUC decided to defer a final decision on this matter pending resolution of the criteria for exogenous cost treatment under its regulatory framework. The criteria are being considered in a separate proceeding initiated for rehearing of the CPUC's postretirement benefits other than pensions decision discussed above. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on the Corporation.

CPUC Revenue Rebalancing Shortfall
----------------------------------

In September 1995, Pacific Bell filed with the CPUC for $214 million of revenue increases. The request was to compensate Pacific Bell for the revenue shortfall that resulted from the CPUC's price rebalancing plan that accompanied the official introduction of toll services competition on January 1, 1995. Revenue reductions due to lower prices were intended to be offset by other price increases and by increased network usage generated by the lower prices. Demand growth as a result of local toll price reductions fell far short of the level anticipated by the CPUC. As a result, the revenue neutrality intended by the CPUC was not achieved. On February 19, 1997, the CPUC denied Pacific Bell's petition. Management is currently evaluating whether to appeal the order.


SALE OF BELLCORE

In November 1996, the owners of Bell Communications Research ("Bellcore") reached an agreement to sell the company to Science Applications International Corp. Bellcore is a leading provider of communications software and consulting services. It is owned by Pacific Bell and six of the telephone regional holding companies formed at the divestiture of AT&T Corp. in 1984. The sale is expected to be finalized by the end of 1997 after obtaining the necessary regulatory approvals.

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                     SELECTED FINANCIAL AND OPERATING DATA

(Dollars in millions,
except per share amounts)             1996    1995    1994    1993    1992
--------------------------------------------------------------------------
RESULTS OF OPERATIONS
Operating revenues..............   $ 9,588 $ 9,042 $ 9,235 $ 9,244 $ 9,108
Operating expenses..............     7,390   7,031   7,041   8,582   7,025
Operating income................     2,198   2,011   2,194     662   2,083
Income from continuing
  operations....................     1,057   1,048   1,136     191   1,173
Income (loss) from spun-off
  operations....................         -       -      23      29     (31)
Extraordinary item, net of tax..         -  (3,360)      -       -       -
Cumulative effect of accounting
  changes, net of tax...........        85       -       -  (1,724)      -
Net income (loss)...............   $ 1,142 $(2,312) $1,159 $(1,504) $1,142
--------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Income from continuing
  operations....................   $  2.47 $  2.46 $  2.68 $  0.46 $  2.91
Income (loss) from spun-off
  operations....................         -       -    0.05    0.07   (0.08)
Extraordinary item..............         -   (7.89)      -       -       -
Cumulative effect of
  accounting changes............      0.20       -       -   (4.16)      -
Net income (loss)...............   $  2.67 $ (5.43) $ 2.73 $ (3.63) $ 2.83
--------------------------------------------------------------------------
OTHER FINANCIAL AND OPERATING DATA
Dividends per share.............   $  1.49 $  2.18 $  2.18 $  2.18 $  2.18
Total assets***.................   $16,608 $15,841 $20,139 $23,437 $21,849
Net assets of spun-off
  operations....................   $     - $     - $     - $ 2,874 $   745
Shareowners' equity.............   $ 2,773 $ 2,190 $ 5,233 $ 7,786 $ 8,251

Continuing Operations**:
Book value per share............   $  6.47 $  5.11 $ 12.34 $ 11.61 $ 18.53
Return on equity (%)............      46.0   -51.3    22.0   -26.3    16.1
Return on capital (%)...........      17.2   -18.0    14.3    -8.6    12.0
Debt maturing within one year...   $   613 $ 1,530 $   246 $   595 $ 1,158
Long-term obligations...........   $ 5,424 $ 4,737 $ 4,897 $ 5,129 $ 5,207
Debt ratio (%)..................      61.5    74.1    49.6    53.8    45.9
Capital expenditures............   $ 2,753 $ 2,961 $ 1,684 $ 1,886 $ 1,852
Cash from operating activities..   $ 2,592 $ 2,769 $ 2,947 $ 2,727 $ 2,807
Total employees at December 31..    48,330  48,889  51,590  55,355  57,023
--------------------------------------------------------------------------


                           (Continued on next page)

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                     SELECTED FINANCIAL AND OPERATING DATA
                                  (Continued)

(Dollars in millions,
except per share amounts)             1996    1995    1994    1993    1992
--------------------------------------------------------------------------
Volume Indicators:
Toll messages (millions); 1994*      5,176   4,819   4,473   4,251   4,145
Carrier access minutes-of-use
  (millions);  1994*............    64,635  59,193  52,370  49,674  46,800
Customer switched access lines
  in service at December 31
  (thousands); 1994-95*.........    16,427  15,767  15,307  14,873  14,551
--------------------------------------------------------------------------
*   Restated.
**  Excludes spun-off operations.
*** Includes net assets of spun-off operations for the years 1992-1993.

During fourth quarter 1996, Pacific Bell Directory changed its method of recognizing directory publishing revenues and related expenses effective January 1, 1996 to a preferable method. The cumulative after-tax effect of applying the new method to prior years is recognized as of January 1, 1996 as a one-time, non-cash gain applicable to continuing operations of $85 million, or $0.20 per share. The first three quarters of 1996 were restated to reflect the new method. (See "Cumulative Effect of Accounting Change" under Note A on page 45.)

Effective third quarter 1995, for external financial reporting purposes, Pacific Bell discontinued the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," an accounting standard for entities subject to traditional regulation. As a result, during 1995 the Corporation recorded a non-cash, extraordinary charge of $3.4 billion, or $7.89 per share, which is net of a deferred income tax benefit of $2.4 billion. As a result of the extraordinary charge, the Corporation's shareowners' equity was reduced by $3.4 billion. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47.)

Effective April 1, 1994, the Corporation spun off to its shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in these operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion during 1994. The Corporation's previous interests in the operating results and net assets of spun-off operations are classified separately and excluded from the Corporation's revenues, expenses, and other amounts presented for continuing operations. (See "Spun-off Operations" under Note A on page 43.)

Results for 1993 reflect restructuring charges which reduced income from continuing operations by $861 million, or $2.08 per share. Results for 1993 also reflect the cumulative after-tax effects of applying new accounting rules for postretirement and postemployment benefits to prior years.

                             REPORT OF MANAGEMENT

To the Shareowners of Pacific Telesis Group:

The management of Pacific Telesis Group is responsible for preparing the accompanying financial statements and for their integrity and objectivity. The statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and management believes they are not misstated due to material fraud or error. In instances where exact measurement is not possible, the financial statements include amounts based on management's best estimates and judgments. Management also prepared the other information in this annual financial review and is responsible for its accuracy and consistency with the financial statements.

The Corporation's financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, whose appointment has been ratified by the shareowners. Management has made available to Coopers & Lybrand L.L.P. all the Corporation's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Furthermore, management believes that all of its representations made to Coopers & Lybrand L.L.P. during their audit are valid and appropriate.

Management has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and are updated as necessary. Management continually monitors the system of internal control for compliance, and maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends improvements when necessary. In addition, as part of their audit of the Corporation's financial statements, Coopers & Lybrand L.L.P. have obtained a sufficient understanding of the internal control structure to determine the nature, timing, and extent of audit tests to be performed. Management has considered the internal auditors' and Coopers & Lybrand L.L.P.'s recommendations concerning the Corporation's system of internal control and has taken actions that it believes are cost-effective under the circumstances to respond appropriately to these recommendations. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed.

Management also recognizes its responsibility to foster a strong ethical climate that enables the Corporation to conduct its affairs according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's code of corporate conduct, which is publicized throughout the Corporation. The code of conduct addresses, among other things: potential conflicts of interest; compliance with domestic laws, including those relating to foreign transactions and financial disclosure; and the confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

The Audit Committee of the Board of Directors is responsible for overseeing the Corporation's financial reporting process on behalf of the Board. In fulfilling its responsibility, the Committee recommends to the Board, subject to shareowner ratification, the selection of the Corporation's independent accountants. During 1996, the Committee consisted of four members of the Board who were neither officers nor employees of the Corporation. It meets regularly with representatives of management, internal audit, and the independent accountants to review internal accounting controls and accounting, auditing, and financial reporting matters. During 1996, the Committee held five meetings. The Corporation's internal auditors and independent accountants periodically meet alone with the Committee to discuss the matters previously noted and have direct access to it for private communication at any time.


/s/ Philip J. Quigley
Chairman, President, and Chief Executive Officer



/s/ William E. Downing
Executive Vice President, Chief Financial Officer, and Treasurer

February 28, 1997

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareowners of Pacific Telesis Group:

We have  audited  the  accompanying consolidated  balance  sheets  of  Pacific
Telesis Group and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally accepted  auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Telesis Group and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

As discussed in Note A to the Consolidated Financial Statements, Pacific Bell, a subsidiary of Pacific Telesis Group, changed its method of recognizing directory publishing revenues and related expenses effective January 1, 1996. Also discussed in Note A, Pacific Bell discontinued its application of Statement of Financial Accounting Standards No. 71 during 1995.






/s/ Coopers & Lybrand L.L.P.

San Francisco, California
February 27, 1997

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME


                                            For the Year Ended December 31
                                            ------------------------------
(Dollars in millions, except per share amounts)   1996      1995      1994
--------------------------------------------------------------------------
OPERATING REVENUES
Local service................................  $ 4,034   $ 3,815   $ 3,455
Network access:
  Interstate.................................    1,863     1,736     1,612
  Intrastate.................................      724       711       734
Toll service.................................    1,295     1,232     2,006
Other service revenues.......................    1,672     1,548     1,428
                                             -----------------------------
TOTAL OPERATING REVENUES.....................    9,588     9,042     9,235
--------------------------------------------------------------------------
OPERATING EXPENSES
Cost of products and services................    1,826     1,822     1,903
Customer operations and selling expenses.....    1,906     1,829     1,848
General, administrative, and other expenses..    1,788     1,516     1,503
Depreciation and amortization................    1,870     1,864     1,787
                                             -----------------------------
TOTAL OPERATING EXPENSES.....................    7,390     7,031     7,041
--------------------------------------------------------------------------
OPERATING INCOME.............................    2,198     2,011     2,194
Interest expense.............................      341       442       455
Other income(expense)-net....................      (59)       42        55
--------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES........................    1,798     1,611     1,794
Income taxes.................................      741       563       658
--------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS............    1,057     1,048     1,136
Income from spun-off operations, net of
  income taxes of $29 (Notes A and B)........        -         -        23
--------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE.....    1,057     1,048     1,159
Extraordinary item, net of tax (Note C)......        -    (3,360)        -
Cumulative effect of accounting change, net
  of tax (Note A)............................       85         -         -
                                             -----------------------------
NET INCOME (LOSS)............................  $ 1,142   $(2,312)  $ 1,159
==========================================================================


                           (Continued on next page)

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Continued)


                                            For the Year Ended December 31
                                            ------------------------------
(Dollars in millions, except per share amounts)   1996      1995      1994
--------------------------------------------------------------------------
Earnings (loss) per share:
  Income from continuing operations..........  $  2.47   $  2.46   $  2.68
  Income from spun-off operations............        -         -      0.05
                                             -----------------------------
  Income before extraordinary item and
    cumulative effect of accounting change...     2.47      2.46      2.73
  Extraordinary item.........................        -     (7.89)        -
  Cumulative effect of accounting change.....     0.20         -         -
                                             -----------------------------
  Net income (loss)..........................  $  2.67   $ (5.43)  $  2.73
==========================================================================
Dividends per share..........................  $  1.49   $  2.18   $  2.18
Average shares outstanding (thousands).......  428,388   425,996   423,969
==========================================================================
The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                          December 31
                                                  -------------------------
(Dollars in millions, except per share amounts)         1996          1995
---------------------------------------------------------------------------
ASSETS
Cash and cash equivalents........................    $    72       $    76
Accounts receivable - net of allowances
  for uncollectibles of $163 and $132............      1,982         1,505
Prepaid expenses and other current assets........        593         1,002
                                                  -------------------------
Total current assets.............................      2,647         2,583
                                                  -------------------------
Property, plant, and equipment - at cost.........     29,032        27,222
  Less:  accumulated depreciation................    (16,959)      (15,837)
                                                  -------------------------
Property, plant, and equipment - net.............     12,073        11,385
                                                  -------------------------
Other noncurrent and intangible assets...........      1,888         1,873
                                                  -------------------------
TOTAL ASSETS.....................................    $16,608       $15,841
===========================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Accounts payable and accrued liabilities.........    $ 2,187       $ 2,203
Debt maturing within one year....................        613         1,530
Other current liabilities........................        727           908
                                                  -------------------------
Total current liabilities........................      3,527         4,641
                                                  -------------------------
Long-term obligations............................      5,424         4,737
                                                  -------------------------
Other noncurrent liabilities and
  deferred credits...............................      3,884         4,273
                                                  -------------------------

                           (Continued on next page)

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (Continued)

                                                           December 31
                                                  -------------------------
(Dollars in millions, except per share amounts)         1996          1995
---------------------------------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY (Continued)

Commitments and contingencies (Notes J and O)

Corporation-obligated mandatorily redeemable
  preferred securities of subsidiary trusts*
  (Note K).......................................      1,000             -
                                                  -------------------------
Common stock ($0.10 par value; 432,827,595
  shares issued; 428,312,698 and 428,434,672
  shares outstanding)............................         43            43
Additional paid-in capital.......................      3,501         3,498
Accumulated deficit..............................       (479)         (982)
Treasury stock, at cost (4,514,897 and 4,392,923
  shares)........................................       (131)         (127)
Deferred compensation - LESOP trust..............       (161)         (242)
                                                  -------------------------
Total shareowners' equity........................      2,773         2,190
                                                  -------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY........    $16,608       $15,841
===========================================================================
* The trusts contain assets of $1,030 million in principal amount of the Subordinated Debentures of Pacific Telesis Group.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

                                             For the Year Ended December 31
                                             ------------------------------
(Dollars in millions, except per share amounts)   1996      1995      1994
---------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year.................   $   43    $   43    $   43
                                              -----------------------------
Balance at end of year.......................       43        43        43
---------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year.................    3,498     3,493     6,372
Spin-off stock distribution (Note B).........        -         -    (2,901)
Issuance of shares...........................        -         -        22
Acquisition of wireless cable
  company (Note M)...........................        -        (9)        -
Other changes................................        3        14         -
                                              -----------------------------
Balance at end of year.......................    3,501     3,498     3,493
---------------------------------------------------------------------------
(ACCUMULATED DEFICIT) REINVESTED EARNINGS
Balance at beginning of year.................     (982)    2,257     2,040
Net income (loss)............................    1,142    (2,312)    1,159
Dividends declared ($1.49 per share in 1996;
  $2.18 per share in 1995 and 1994) (Note O).     (638)     (929)     (924)
Other changes................................       (1)        2       (18)
                                              -----------------------------
Balance at end of year.......................     (479)     (982)    2,257
---------------------------------------------------------------------------
TREASURY STOCK, AT COST
Balance at beginning of year.................     (127)     (254)     (283)
Issuance of shares...........................        -         -        29
Acquisition of wireless cable
  company (Note M)...........................       (3)      127         -
Reacquisition of shares.......................      (1)        -         -
                                              -----------------------------
Balance at end of year.......................     (131)     (127)     (254)
---------------------------------------------------------------------------
DEFERRED COMPENSATION
Balance at beginning of year.................     (242)     (306)     (386)
Cost of LESOP trust shares allocated
  to employee accounts (Note M)..............       81        64        80
                                              -----------------------------
Balance at end of year.......................     (161)     (242)     (306)
---------------------------------------------------------------------------
TOTAL SHAREOWNERS' EQUITY....................   $2,773    $2,190    $5,233
===========================================================================

                           (Continued on next page)

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY
                                  (Continued)


                                             For the Year Ended December 31
                                             ------------------------------
(Shares in millions)                              1996    1995      1994
---------------------------------------------------------------------------

===========================================================================
COMMON SHARES AUTHORIZED AT DECEMBER 31......    1,100    1,100     1,100
===========================================================================
COMMON SHARES OUTSTANDING
Balance at beginning of year.................      428      424       423
Treasury shares reissued.....................        -        4         1
                                              -----------------------------
Balance at end of year.......................      428      428       424
===========================================================================
PREFERRED SHARES AUTHORIZED AT DECEMBER 31...       50       50        50
===========================================================================
The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             For the Year Ended December 31
                                             ------------------------------
(Dollars in millions)                               1996     1995     1994
---------------------------------------------------------------------------
CASH FROM (USED FOR) OPERATING ACTIVITIES
Net income (loss)............................... $ 1,142  $(2,312) $ 1,159
Adjustments to reconcile net income (loss)
  to cash from operating activities:
  (Income) from spun-off operations.............       -        -      (23)
  Extraordinary item............................       -    3,360        -
  Cumulative effect of accounting change........     (85)       -        -
  Depreciation and amortization.................   1,870    1,864    1,787
  Changes in deferred income taxes..............     363       94       44
  Amortization of investment tax credits........     (49)     (53)     (63)
  Changes in operating assets and liabilities:
    Accounts receivable.........................    (156)      55      (17)
    Prepaid expenses and other current assets...     (66)     (60)     (17)
    Other noncurrent and intangible assets......     (95)     (34)      (4)
    Accounts payable and accrued liabilities....       4      297      195
    Other current liabilities...................     (84)     (33)       1
    Noncurrent liabilities and deferred credits.    (335)    (481)     (85)
  Other adjustments, net........................      83       72      (30)
                                                ---------------------------
Cash from continuing operations.................   2,592    2,769    2,947
Cash from spun-off operations...................       -        -       18
                                                ---------------------------
Cash from operating activities..................   2,592    2,769    2,965
---------------------------------------------------------------------------
CASH FROM (USED FOR) INVESTING ACTIVITIES
Additions to property, plant, and equipment.....  (2,454)  (2,002)  (1,631)
Investment in PCS licenses......................     (95)    (674)       -
Proceeds from disposals of assets of real
  estate subsidiary.............................      12       13      129
Net investment in spun-off operations (Note L)..       -        -       33
Other investing activities, net.................    (111)     (11)     (33)
                                                ---------------------------
Cash used by continuing operations..............  (2,648)  (2,674)  (1,502)
Cash used by spun-off operations................       -        -     (332)
                                                ---------------------------
Cash used for investing activities..............  (2,648)  (2,674)  (1,834)
---------------------------------------------------------------------------



                           (Continued on next page)

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Continued)

                                             For the Year Ended December 31
                                             ------------------------------
(Dollars in millions)                               1996     1995     1994
---------------------------------------------------------------------------
CASH FROM (USED FOR) FINANCING ACTIVITIES
Proceeds from issuance of common
  and treasury shares...........................     111       74      140
Proceeds from issuance of long-term debt........     495        -       10
Retirements of long-term debt...................     (15)    (814)     (12)
Proceeds from issuance of trust originated
  preferred securities..........................   1,000        -        -
Proceeds from sale and leaseback transactions...     285        -        -
Dividends paid..................................    (736)    (927)    (907)
Increase (decrease) in short-term borrowings
  with original maturities of 90 days
  or less, net..................................    (982)   1,509     (588)
Other financing activities, net.................    (106)       4      (22)
                                                ---------------------------
Cash from (used by) continuing operations.......      52     (154)  (1,379)
Cash from spun-off operations...................       -        -       39
                                                ---------------------------
Cash from (used for) financing activities.......      52     (154)  (1,340)
---------------------------------------------------------------------------
Net cash used for all activities................      (4)     (59)    (209)
Less spun-off operations........................       -        -     (275)
                                                ---------------------------
Increase (decrease) in cash and
  cash equivalents..............................      (4)     (59)      66
Cash and cash equivalents at January 1..........      76      135       69
                                                ---------------------------
Cash and cash equivalents at December 31........ $    72  $    76  $   135
===========================================================================
The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements include the accounts of Pacific Telesis Group (the "Corporation") and its wholly and majority-owned subsidiaries. The Corporation includes a holding company, Pacific Telesis, and its telephone subsidiaries: Nevada Bell and Pacific Bell (which when used herein includes its subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, Pacific Bell Mobile Services, Pacific Bell Internet Services, Pacific Bell Network Integration, and others) hereinafter referred to as the Telephone Companies. Other Pacific Telesis subsidiaries include Pacific Telesis Enterprises, Pacific Bell Communications, and several other subsidiaries that provide video, communications, and other services. All significant intercompany balances and transactions have been eliminated. Investments in partnerships, joint ventures, and less than majority-owned subsidiaries are principally accounted for under the equity method. The consolidated financial statements reflect reclassifications made to conform with the current year presentation. These reclassifications did not affect net income or shareowners' equity.

The Corporation's principal business, communications and information services, accounts for substantially all of its revenues. The Telephone Companies provide local exchange services, network access, local toll services, directory advertising, Internet access, and selected information services in California and Nevada.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Regulatory Accounting

Effective  third  quarter 1995,  for  external  financial reporting  purposes,
Pacific Bell discontinued the application of Statement of Financial Accounting Standards No. ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation," an accounting standard for entities subject to traditional regulation. (See Note C - "Discontinuance of Regulatory Accounting
- SFAS 71" on page 47.) Nevada Bell continues to apply SFAS 71 accounting but is evaluating its continued applicability. If Nevada Bell were to discontinue application of SFAS 71 it would not have a material effect on the Corporation's financial statements.

Spun-off Operations

The Corporation's previous interests in the operating results and net assets of wireless operations that were spun off effective April 1, 1994 are reported separately as spun-off operations. (See Note B - "Spun-off Operations" on page 46.) These operations are excluded from amounts reported for the Corporation's revenues, expenses, assets, and liabilities that reflect "continuing operations." Amounts presented for spun-off operations have been prepared solely for the purpose of reporting Pacific Telesis Group results.


Property, Plant, and Equipment

Property, plant, and equipment (which consists primarily of telecommunications plant dedicated to providing telecommunications services) is carried at cost. The cost of self-constructed plant includes employee wages and benefits, materials, capitalized interest during the construction period, and other costs. Capital leases are recorded at the present value of future minimum lease payments. Expenditures in excess of $500 that increase the capacity, operating efficiency, or useful life of an individual asset are capitalized. Expenditures for maintenance and repairs are charged to expense.

No gain or loss is recognized on the disposition of depreciable telecommunications plant. At the time of retirement of telecommunication property, plant, and equipment, the original cost of the plant retired plus cost of removal is charged to accumulated depreciation. Accumulated depreciation is credited with salvage value or insurance recovery, if any.

Depreciation expense is computed using the straight-line method based on management's estimate of economic lives for various categories of property, plant, and equipment.

The Telephone Companies continue to invest heavily in improvements to their core telecommunications networks. The Corporation has also made significant investments in Personal Communications Services ("PCS"), Internet access, wireless video and long distance. These technologies are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes to the estimated economic lives or net realizable value of these assets.

The Corporation carries catastrophic insurance coverage with large deductibles on its telecommunications switching and building assets, and is self-insured for its outside telecommunications plant.

Intangible Assets and Capitalized Interest

Included in other noncurrent and intangible assets is $696 million representing the amounts paid for two PCS licenses recorded at cost. In addition, interest and other costs related to these licenses are being capitalized during construction. These costs will be amortized over 40 years.


Cash and Cash Equivalents

Cash equivalents include all highly liquid monetary instruments with maturities of ninety days or less from the date of purchase. In its cash management practices, the Corporation maintains zero-balance disbursement accounts for which funds are made available as checks are presented for clearance. Checks outstanding are included in accounts payable.


Income Taxes

Deferred income taxes are provided to reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

Investment tax credits earned prior to their repeal by the Tax Reform Act of 1986 are amortized as reductions in tax expense over the lives of the assets which gave rise to the credits.


Advertising Costs

Costs for advertising products and services or corporate image are expensed as incurred.


Earnings Per Share

Earnings (loss) per share calculations are based on the weighted average number of common shares outstanding, including those shares held by a leveraged employee stock ownership trust.


Computer Software Costs

The costs of computer software purchased or developed for internal use are expensed as incurred. However, initial operating system software costs are capitalized and amortized over the lives of the associated hardware.

Change in Accounting for Postretirement and Postemployment Costs

Effective January 1, 1993, the Corporation adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS 112, "Employers' Accounting for Postemployment Benefits." (See also Note G -
"Other Postretirement and Postemployment Benefits" on page 56.) The cumulative after-tax effects of applying the new rules to prior years were recognized by one-time charges applicable to continuing operations totaling $1.724 billion. The charges were net of deferred income tax benefits of $1.155 billion and reduced earnings applicable to continuing operations for 1993 by $4.16 per share. The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method. (See "Revenues Subject to Refund" in Note O on page 71.)


Change in Estimates

In 1996, management amended the salaried pension plan, which changed from a final pay plan to a cash balance plan. As a result of the approval of this plan amendment, the Corporation updated its actuarial assumptions to reflect changes in market interest rates and recent actuarial experience. (See Note F
- "Employee Retirement Plans" on page 52 and Note G - "Other Postretirement and Postemployment Benefits" on page 56.)

Stock-Based Compensation

Effective January 1, 1996, the Corporation adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." The Corporation continues to recognize compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." (See Note H
- "Stock Options and Stock Appreciation Rights" on page 59.)

Cumulative Effect of Accounting Change

Effective January 1, 1996, Pacific Bell Directory ("Directory"), a wholly-owned subsidiary of Pacific Bell, changed its method of recognizing directory publishing revenues and related expenses. Directory previously recognized revenues and expenses related to publishing using the "amortized" method, under which revenues and expenses were recognized over the lives of the directories, generally one year. Under the new "issue basis" method, revenues and expenses will be recognized when the directories are issued.

Management believes this change to the issue basis method is preferable because it is the method generally followed in the publishing industry and better reflects the operating activity of the business.

The cumulative after-tax effect of applying the new method to prior years is recognized as of January 1, 1996 as a one-time, non-cash gain applicable to continuing operations of $85 million, or $0.20 per share. The gain is net of deferred taxes of $58 million.

The effect of applying the new method for the twelve months ended December 31, 1996 is a non-cash gain included in income before extraordinary item and cumulative effect of accounting change of $3 million. The total effect of the change is a non-cash gain included in net income of $88 million.

Pro forma results, assuming the issue basis method had been applied during prior periods, are as follows:

                                       For the Year Ended December 31
                                      --------------------------------
(Dollars in millions, except per
 share amounts)                          1996         1995        1994
----------------------------------------------------------------------
Pro Forma (Unaudited)
---------------------
Income before extraordinary item       $1,057      $1,061       $1,145
Earnings per share                      $2.47       $2.49        $2.70
Net income (loss)                      $1,057     $(2,299)      $1,145
Earnings (loss) per share               $2.47      $(5.40)       $2.70

As Reported
-----------
Income before extraordinary item       $1,057      $1,048       $1,159
Earnings per share                      $2.47       $2.46        $2.73
Net income (loss)                      $1,142     $(2,312)      $1,159
Earnings (loss) per share               $2.67      $(5.43)       $2.73

B.  SPUN-OFF OPERATIONS

Effective April 1, 1994, the Corporation spun off to shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in AirTouch
Communications, Inc. ("spun-off operations"). The stock distribution was recorded as a stock dividend from paid-in capital at the carrying amount of the net assets of spun-off operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion in 1994. The stock distribution itself was a non-cash transaction, which did not affect the Corporation's cash flow statement.

Under a separation agreement, any unrecorded non-tax contingent liabilities that become certain after the spin-off date will be allocated based on origin of the claim, and acts by, or benefits to, the Corporation or the spun-off operations. In addition, the Corporation's responsibilities have been terminated in connection with any future obligations under the spun-off operations' joint venture agreement with Cellular Communications, Inc., and under various financial instrument contracts.

The Corporation's previous interests in the net revenues and expenses of the spun-off operations prior to April 1, 1994, are classified separately as income from spun-off operations in the income statement.

The components of income are summarized below:

  (Dollars in millions)                                          1994
  ---------------------------------------------------------------------
  Operating revenues......................................       $259
  Operating expenses......................................        225
                                                                -------
  Operating income........................................         34
  Other income/(expense)- net.............................         22
                                                                -------
  Income before income taxes..............................         56
  Income taxes............................................         29
                                                                -------
  Income before minority interest.........................         27
  Minority interest of other shareowners..................         (4)
                                                                -------
  Income from spun-off operations*........................       $ 23
  ======================================================================
  * See "Spun-off Operations" in Note A - on page 43. Amounts reflect operations through March 31, 1994.

The Corporation's cash flow statement for 1994 includes separately the cash flows of spun-off operations.


C.  DISCONTINUANCE OF REGULATORY ACCOUNTING - SFAS 71

Effective third quarter 1995, for external financial reporting purposes, Pacific Bell discontinued the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," an accounting standard for entities subject to traditional regulation. As a result, during 1995 the Corporation recorded a non-cash, extraordinary, after-tax charge of $3.4 billion, or $7.89 per share, net of a deferred income tax benefit of $2.4 billion. The charge includes a write-down of net telephone plant and the elimination of net regulatory assets as summarized in the following table.

(Dollars in millions)                                Pre-Tax After-Tax
----------------------------------------------------------------------
Increase in telephone plant and equipment
  accumulated depreciation.....................       $4,819   $2,842
Elimination of net regulatory assets...........          962      518

                                                    ------------------
Total..........................................       $5,781   $3,360
======================================================================

Pacific Bell historically accounted for the economic effects of regulation in accordance with the provisions of SFAS 71. Under SFAS 71, Pacific Bell depreciated telephone plant using lives prescribed by regulators and, as a result of actions of regulators, deferred recognizing certain costs, or recognized certain liabilities (referred to as "regulatory assets" and "regulatory liabilities").

Effective third quarter 1995, management determined that, for external financial reporting purposes, it was no longer appropriate for Pacific Bell to use the special SFAS 71 accounting rules for entities subject to traditional regulation. Management's decision to change to the general accounting rules used by competitive enterprises was based upon an assessment of the emerging competitive environment in California. Pacific Bell's prices for its products and services are being driven increasingly by market forces instead of regulation. Nevada Bell continues to apply SFAS 71 accounting but is evaluating its continued applicability. If Nevada Bell were to discontinue application of SFAS 71 it would not have a material effect on the Corporation's financial statements.

In 1995, the $4.8 billion increase in Pacific Bell's accumulated depreciation for its telephone plant reflects the adoption of new, shorter depreciation lives. The estimated useful lives historically prescribed by regulators did not keep up with the rapid pace of technology. Pacific Bell's previous and new asset lives are compared in the following table.

Asset Lives (in years)                                   Old       New
------------------------------------------------------------------------
Copper cable......................................     19-26        14
Digital switches..................................      16.5        10
Digital circuits..................................  9.6-11.5         8
Fiber optic cable.................................     28-30        20
Conduit...........................................        59        50
------------------------------------------------------------------------

The discontinuance of SFAS 71 for external financial reporting purposes in 1995 by Pacific Bell also required the elimination of net regulatory assets totaling $962 million. Regulators sometimes include costs in allowable costs for ratemaking purposes in a period other than the period in which those costs would be charged to expense under general accounting rules. The accounting for these timing differences created regulatory assets and regulatory liabilities on Pacific Bell's balance sheet.

Significant changes occurred in the Corporation's balance sheet in 1995 as a result of the discontinuance of SFAS 71. Details of Pacific Bell's net regulatory assets that have been eliminated are displayed in the following table.

(Dollars in millions)
------------------------------------------------------------------------
Regulatory assets/(liabilities) due to:
Deferred pension costs*......................................    $460
Unamortized debt redemption costs**..........................     337
Deferred compensated absence costs*..........................     206
Unamortized purchases of property, plant, and
  equipment under $500.......................................      82
Deferred income taxes***.....................................    (159)
Other........................................................      36
                                                                 ------
Total........................................................    $962
========================================================================
* Previously included primarily in "Other noncurrent and intangible assets" in the Corporation's balance sheets.
**   Previously included in "Long-term obligations."
*** Previously included in "Other current liabilities" and "Other noncurrent liabilities and deferred credits."

Due to the discontinued application of SFAS 71 in 1995, pension costs for both intrastate and interstate operations are now determined under SFAS 87, "Employers' Accounting for Pensions," and SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Capitalized interest cost is reported as a cost of telephone plant and equipment and as a reduction in interest expense, as required by SFAS 34, "Capitalization of Interest Cost." Prior to the discontinuance of SFAS 71, Pacific Bell recorded an allowance for funds used during construction, which included both interest and equity return components, as a cost of plant and as an item in miscellaneous income. Pacific Bell's accounting and reporting for regulatory purposes are not affected by the discontinued application of SFAS 71 for external financial reporting purposes.


D.  RESTRUCTURING CHARGES AND OTHER RESERVES

In 1991, a $203 million reserve was established for the cost of management force reduction programs through 1994. A balance of $77 million remained at the end of 1993. An additional $1,020 million reserve was established in December 1993 to record the incremental cost of force reductions associated with restructuring Pacific Bell's business processes through 1997. This reserve is to cover the incremental severance costs associated with terminating more than 14,000 employees from 1994 through 1997. It is also to cover the incremental costs of consolidating and streamlining operations and facilities to support this downsizing initiative. The remaining reserve balance as of December 31, 1996 and 1995, was $97 and $228 million, respectively.

During 1993, management completed a reevaluation of investment alternatives relating to its 1990 decision to dispose of its real estate subsidiary's assets. Based on this reevaluation, the Corporation recorded an additional restructuring reserve of $347 million to cover future losses on sales and estimated operating losses. In December 1994, the Corporation's real estate subsidiary sold substantially all of its assets for approximately $160 million. Charges to the reserve in 1994 totaled $287 million, $248 million for losses on sale of its assets and $39 million for operating losses. Net charges both in 1996 and 1995 were $19 million. Other reserves were recorded in 1993, 1992, and 1990 related to the spun-off operations and the withdrawal from, or restructuring of, the Corporation's cable and customer premises equipment businesses. During 1996 the Corporation established a reserve of $43 million to reflect the restructuring of portions of its video-related businesses. Management believes the $116 million balance in these reserves as of December 31, 1996, is adequate.


E.  INCOME TAXES

The components of income tax expense applicable to continuing operations each year are as follows:

     (Dollars in millions)                             1996    1995   1994
     ----------------------------------------------------------------------
     Current:
       Federal........................................ $302   $408    $480
       State and local income taxes...................   80    115     142
                                                       --------------------
     Total current..................................... 382    523     622

     Deferred:
       Federal........................................  304     64      77
       State and local income taxes...................  103     29      22
                                                       --------------------
     Total deferred ................................... 407     93      99

     Amortization of investment tax credits - net...... (48)   (53)    (63)
                                                       --------------------
     Total income taxes................................$741   $563    $658

===========================================================================

Significant  components   of  the   Corporation's  deferred  tax   assets  and
liabilities are as follows:
                                                            December 31
                                                      ---------------------
     (Dollars in millions)                                1996      1995
     ----------------------------------------------------------------------
     Deferred tax assets/(liabilities) - due to:
       Depreciation and amortization................. $(1,072)   $(1,013)
       Postretirement and postemployment benefits....   1,007      1,042
       Restructuring reserves........................      38        116
       Customer rate reductions......................     113        133
       Other, net....................................     437        666
                                                        -------------------
     Net deferred tax assets* ....................... $   523    $   944
     =====================================================================
     * Reflects reclassification of certain  current and noncurrent amounts by
       federal  and state  tax jurisdiction  to a  net presentation.   Amounts
       include   both  current  and  noncurrent  portions.    (See  Note  Q  -
       "Additional Financial Information" on page 74 for current portion of deferred tax assets.)

In 1996 the State of California reduced the corporate tax rate from 9.3 percent to 8.84 percent, effective for taxable years beginning on or after January 1, 1997. In accordance with generally accepted accounting principles, net deferred tax assets at December 31, 1996 were revalued to reflect the lower tax rate. This revaluation increased state tax expense, net of federal tax, and decreased net income $16 million, or $0.04 per share, in 1996.

An income tax expense related to the cumulative effect of the accounting change in 1996 for the change in accounting for directory revenue and expenses is $58 million. (See Note A - "Cumulative Effect of Accounting Change" on page 45.)

An income tax benefit related to the extraordinary charge in 1995 for the discontinued application of SFAS 71 for depreciated telephone plant is $2.0 billion and for regulatory assets and liabilities is $0.4 billion. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47.)

The reasons for differences each year between the Corporation's effective income tax rate and applying the statutory federal income tax rate to income from continuing operations before income taxes are provided in the following reconciliation:

                                                      1996   1995   1994
     ----------------------------------------------------------------------
     Statutory federal income tax rate (%).......     35.0   35.0   35.0
     Increase/(decrease) in taxes resulting from:
        Amortization of investment tax credits...     (1.8)  (3.3)  (3.5)
        Plant basis differences - net of
          applicable depreciation................        -      -    0.3
        Interest during construction.............        -   (1.1)  (0.6)
        State income taxes - net of federal
          income tax benefit.....................       6.6   5.8    5.9
        Other....................................       1.4  (1.5)  (0.4)
                                                     ----------------------
     Effective income tax rate (%)...............      41.2  34.9   36.7

     ======================================================================

F.  EMPLOYEE RETIREMENT PLANS

Defined Benefit Plans

The Corporation provides pension, death, and survivor benefits under defined benefit pension plans that cover substantially all employees. Benefits of the Pacific Telesis Group Pension Plan (for non-salaried employees) are based on a flat dollar amount and vary according to job classification, age, and years of service. Benefits of the Pacific Telesis Group Pension Plan for Salaried Employees accrue in a separate account balance based on a fixed percentage of each employee's monthly salary with interest.

The Corporation is responsible for contributing enough to the pension plans, while the employee is still working, to ensure that adequate funds are available to provide the benefit payments upon the employee's retirement. These contributions are made to an irrevocable trust fund in amounts determined using the aggregate cost actuarial method, one of the actuarial methods specified by the Employee Retirement Income Security Act of 1974 ("ERISA"), subject to ERISA and Internal Revenue Code limitations.

The Corporation reports pension costs and related obligations under the provisions of SFAS 87 and SFAS 88. However, prior to discontinuing application of SFAS 71 during 1995, Pacific Bell recognized pension costs consistent with the methods adopted for ratemaking. Nevada Bell continues to follow the accounting method prescribed by the Public Service Commission of Nevada. Pension costs recognized by Pacific Bell under SFAS 71 reflected a California Public Utilities Commission ("CPUC") order requiring the continued use of the aggregate cost method for intrastate operations and an Federal Communications Commission ("FCC") requirement to use SFAS 87 and SFAS 88 for interstate operations. (See Note C - "Discontinuance of Regulatory Accounting
- SFAS 71" on page 47.)


Annual pension cost each year consisted of the following components:

     (Dollars in millions)                             1996   1995    1994
     ----------------------------------------------------------------------
     Service cost - benefits earned during year......
                                                    $   116  $ 149  $  198
     Interest cost on projected benefit obligations..   620    678     681
     Actual return on assets.........................(1,710)(2,215)   (173)
     Net amortization and deferral of items subject
       to delayed recognition*.......................   807  1,477    (601)
                                                       --------------------
     Net periodic pension cost under SFAS 87.........  (167)    89     105
     Adjustment to reflect differing regulatory
       treatment**...................................      -      -    (79)
                                                       --------------------
     Pension cost (credit) recognized................$ (167) $  89   $  26
     ======================================================================
     * Under SFAS 87, differences between actual returns and losses on assets and assumed returns, which are based on an expected long-term rate-of-return, are deferred and included with "unrecognized net gain" (see table below). During 1994, actual returns were less than
         assumed  returns by  $551  million.   During  1996 and  1995,  actual
         returns  exceeded  assumed  returns   by  $891  and  $1,524  million,
         respectively.

     ** See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47. Regulatory assets due to deferred pension costs were $407 as of December 31, 1994.

The following table sets forth the status of the plans' assets and obligations and the amounts recognized in the Corporation's consolidated balance sheets:

                                                            December 31
                                                     --------------------
     (Dollars in millions)                               1996       1995
     --------------------------------------------------------------------
     Plan assets at estimated fair value............  $11,445    $11,490
     Actuarial present value of projected benefit
       obligations*.................................    7,674     10,111
                                                     --------------------
     Plan assets in excess of projected benefit
       obligations..................................    3,771      1,379
     Less items subject to delayed recognition:
       Unrecognized net gain**......................   (4,328)    (2,179)
       Unrecognized transition amount***............     (368)      (412)
       Unrecognized prior service cost..............        6         42
                                                     --------------------
     Accrued pension cost liability recognized in
       the consolidated balance sheets..............   $  919    $ 1,170
     ====================================================================
     * The projected benefit obligation was increased $202 and $407 million at December 31, 1996 and 1995, respectively, for the cost of force reductions anticipated to take place in 1996 and 1997 and recognized in the Corporation's financial statements under SFAS 88.

     ** Gains or losses from actual returns on assets different than assumed returns, as well as from demographic experience different than assumed and the effects of changes in other assumptions, are recognized through amortization, over time, when the cumulative gains or losses exceed certain limits.

     *** A $1,078 million excess of the fair value of plan assets over projected benefit obligations as of the January 1, 1987 adoption of SFAS 87 is being recognized through amortization over approximately 18 years.

The  assets  of  the plans  are  primarily  composed  of common  stocks,  U.S.
Government and corporate obligations, index funds, and real estate investments. The plans' projected benefit obligations for employee service to date reflect management's expectations of the effects of future salary progression and benefit increases. As of December 31, 1996 and 1995, the actuarial present values of the plans' accumulated benefit obligations, which do not anticipate future salary increases, were $7,443 and $9,122 million, respectively. Of these amounts, $6,904 and $7,997 million, respectively, were vested.

Liabilities and expenses for employee benefits are based on actuarial assumptions. The assumed discount rate used to measure the present value of benefit obligations was 7.5 percent and 7.25 percent at December 31, 1996 and 1995, respectively. Due to the amendment of the salaried pension plan discussed below, 1996 expense was calculated using a discount rate of 7.25 percent until March. The remainder of 1996 expense was calculated at 7.75 percent. The long-term rate-of-return on assets assumed in calculating pension costs was 9.0 percent for 1996 and 8.0 percent for 1995 and 1994. These actuarial assumptions are subject to change over time, which could have a material impact on the Corporation's financial statements.

In March 1996, management amended the salaried pension plan from a final pay plan to a cash balance plan effective July 1, 1996. As a result of this plan amendment, in second quarter 1996 the Corporation updated its actuarial assumptions to reflect changes in market interest rates and recent experience, including a change in its assumption concerning future ad hoc increases in pension benefits. Taken together, the change in plan design, discount rate, assumed long-term rate-of-return and other assumptions increased net income by approximately $151 million, or $0.35 per share, during 1996. An enhanced transition benefit, based on frozen pay and service as of June 30, 1996, was established to preserve benefits already accrued by salaried employees under the final pay plan. Effective January 1, 1995, the salaried pension plan was amended to cap net credited service for pension benefits at 30 years or, if greater, the amount of the employee's service on January 1, 1995. Upon adoption, this amendment affected approximately 800 employees.

During 1996, 1995 and 1994, special pension benefits and cash incentives were offered in connection with Pacific Bell's restructuring and related force reduction program. Effective October 1, 1995, pension benefit increases may be offered to various groups of non-salaried employees under 1995 plan amendments which increase benefits for specified groups who elect early retirement under incentive programs. On March 28, 1994, Pacific Bell offered a special pension benefit that removed any age discount from pensions for management employees who were eligible to retire with a service pension on that date. Also during 1994, pension benefit increases were offered to various groups of non-salaried employees under 1992 plan amendments that increase benefits for specified groups who elect early retirement under incentive programs. Approximately 1,500, 1,900 and 3,400 employees left Pacific Bell during 1996, 1995 and 1994, respectively, under early retirement or voluntary and involuntary severance programs. Annual pension cost excludes $(64), $219 and $62 million of additional pension costs charged to Pacific Bell's restructuring reserve in 1996, 1995 and 1994, respectively.

The Corporation has entered into labor negotiations with union-represented employees in the past and expects to do so in the future. Pension benefits have been included in these negotiations, and improvements in benefits have been made periodically. Additionally, the Corporation has increased benefits to pensioners on an ad hoc basis. While no assurance can be offered with respect to future increases, management's expectations for future benefit increases, other than ad hoc increases, have been considered in determining pension costs.

Defined Contribution Plans

The Corporation sponsors defined contribution retirement plans covering substantially all employees. These plans include the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, and the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees (collectively, the "Savings Plans").

The Corporation's contributions to the Savings Plans are based on matching a portion of employee contributions. All matching employer contributions to the Savings Plans are made through a leveraged employee stock ownership plan ("LESOP") trust (see "Employee Stock Ownership Trust" in Note M on page 68). Total contributions to these plans, including contributions allocated to participant accounts through the LESOP trust, were $65, $66, and $66 million in 1996, 1995, and 1994, respectively. These amounts exclude costs applicable to spun-off operations.

G.  OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Substantially all retirees and their dependents are covered under the Corporation's plans for medical, dental, and life insurance benefits. Approximately 44,000 retirees were eligible to receive benefits as of January 1, 1996. Currently, the Corporation pays the full cost of retiree health benefits. However, by 1999, all employees retiring after 1990 will pay a share of the costs of medical coverage that exceeds a defined dollar medical cap. Such future cost sharing provisions have been reflected in determining the Corporation's postretirement benefit costs. The Corporation retains the right, subject to applicable legal requirements, to amend or terminate these benefits.

Effective January 1, 1993, the Corporation adopted SFAS 106 on an immediate-recognition basis. The standard requires that the cost of retiree benefits be recognized in the financial statements from an employee's date of hire until the employee becomes eligible for these benefits. Previously, the Corporation expensed retiree benefits as they were paid. Immediate recognition of the value of prior benefits earned, (the "transition obligation") resulted in a one-time, non-cash charge applicable to continuing operations of $1.573 billion, or $3.80 per share. The charge is net of a deferred income tax benefit of $1.054 billion, which will be recognized over the remaining lives of the workforce.

The Corporation's periodic expense under SFAS 106 in 1996 and 1995, as displayed in the table below, increased from $106 million in 1992 under the prior method. Because the Telephone Companies' higher costs are being partially recovered in revenues, the increased costs have not materially affected reported earnings. (See "Change in Accounting for Postretirement and Postemployment Costs" in Note A on page 45.) However, a CPUC order held that related revenues collected after October 12, 1994, are subject to refund. (See "Revenues Subject to Refund" in Note O on page 71.)

The components of net periodic postretirement benefit cost are as follows:

     (Dollars in millions)                                   1996    1995
     ---------------------------------------------------------------------
     Service cost........................................... $ 45    $ 50
     Interest cost on accumulated postretirement
       benefit obligation...................................  239     262
     Actual return on plan assets........................... (187)   (250)
     Net amortization and deferral of items subject to
       delayed recognition..................................   70     176
                                                            --------------
     Net periodic postretirement benefit cost............... $167    $238
     =====================================================================

Both Pacific Bell and Nevada Bell partially fund their obligations by contributing to Voluntary Employees' Beneficiary Association trusts. Plan assets are invested primarily in domestic and international stocks and domestic investment-grade bonds.

In March 1996, in conjunction with a change in the pension plan assumptions, management revised the assumed discount rate used to measure the accumulated postretirement benefit obligation and remeasured plan assets. These changes did not have a material effect on 1996 net income. In addition, in 1996 the medical trend rate decreased to 6.0 percent, which increased net income by approximately $18 million, or $0.04 per share, during 1996 in comparison to 1995.

The funded status of the plans follows:
                                                               December 31
                                                            ----------------
     (Dollars in millions)                                    1996    1995
     ----------------------------------------------------------------------
     Accumulated postretirement benefit obligation:
       Retirees............................................ $2,191  $2,311
       Eligible active employees...........................    253     222
       Other active employees..............................    766     788
                                                          ------------------
     Total accumulated postretirement benefit obligation...  3,210   3,321
     Less:
       Fair value of plan assets........................... (1,542) (1,246)
       Unrecognized net gain*..............................    434     167
       Unrecognized prior service cost.....................     37      39
                                                          ------------------
     Accrued postretirement benefit obligation recognized
       in the consolidated balance sheets.................. $2,139  $2,281
     ======================================================================
     * The unrecognized net gain is amortized over the expected future service lives of approximately 16 years and reflects differences between
       actuarial  assumptions and  actual  experience.   It also  includes the
       impact of changes in actuarial assumptions.

Liabilities and expenses for employee benefits are based on actuarial assumptions. The assumed discount rate to measure the accumulated postretirement benefit obligation was 7.50 percent and 7.25 percent at December 31, 1996 and 1995, respectively. The 1996 expense was calculated at
7.25  percent until March.   The remainder  of 1996 expense  was calculated at
7.75 percent. The 1996 accrued postretirement benefit obligation and the 1997 expense are based on an assumed annual increase in health care costs of 6.0 percent. Increasing the assumed health care cost trend rates by one percent each year would increase the December 31, 1996 accumulated postretirement benefit obligation by $412 million and would increase the combined service and interest cost components of net periodic postretirement benefit cost for 1996 by $36 million. A 9.0 percent long-term rate-of-return on assets is assumed in calculating postretirement benefit costs. These actuarial assumptions are subject to change over time, which could have a material impact on the Corporation's financial statements.

Effective January 1, 1993, the Corporation adopted SFAS 112 for accounting for postemployment benefits, which required a change from cash to accrual accounting. Postemployment benefits offered by the Corporation include workers compensation, disability benefits, medical benefit continuation, and severance pay. These benefits are paid to former or inactive employees who terminate without retiring. A one-time, non-cash charge representing prior benefits earned was recorded in 1993, which reduced earnings applicable to continuing operations by $151 million, or $0.36 per share. The charge was net of a deferred income tax benefit of $101 million. The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method.

H.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Key employees of the Corporation have outstanding options and stock appreciation rights ("SARs") that were granted under the Pacific Telesis Group 1994 Stock Incentive Plan (the "Stock Plan") and a previous plan (collectively, the "Plans"). The Stock Plan was approved by shareowners effective January 1, 1994. The previous plan expired December 31, 1993. A total of 21,000,000 shares of the Corporation's common stock was authorized by the Board of Directors (the "Board") for grants of options, SARs, restricted stock, and stock units under the Stock Plan. As of December 31, 1996, the remaining shares authorized were 9,002,950, including 91,000 remaining shares separately authorized for grant to nonemployee directors of the Board.

Options granted under the Plans were granted as nonqualified options or as incentive stock options, and portions were granted in conjunction with SARs. The original exercise price of each outstanding option and SAR was equal to the fair market value of the Corporation's common stock on the date of grant. The exercise prices of options and SARs outstanding at the time of the spin-off (see Note B - "Spun-off Operations" on page 46) were adjusted as described below. The exercise price of each option may be paid in cash or by surrendering shares of common stock already owned by the holder, or with a combination of cash and such shares. Options and associated SARs ordinarily become exercisable at stated times beginning at least one year after the date of grant. The term of any option or SAR cannot exceed ten years.

Options and SARs held by the continuing employees of the Corporation at the time of the spin-off were supplemented with an equal number of options and SARs for common shares of spun-off operations. The exercise prices for the Corporation's outstanding options and SARs were adjusted downward to reflect the value of the supplemental spun-off operations options and SARs. The Corporation's balance sheet reflects a related liability equal to the difference between the current market price of spun-off operations stock and the exercise prices of the supplemental options outstanding. (See "Off-Balance-Sheet Risk" in Note J on page 65.) As of December 31, 1996, 2,182,369 supplemental spun-off operations options and SARs were outstanding. Expiration dates for the supplemental options and SARs range from 1997 to 2003.

Outstanding options and SARs of the Corporation that were held by employees of the wireless operations at the spin-off date were replaced by options and SARs for common shares of spun-off operations. The spun-off operations assumed liability for these replacement options and SARs.

The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock which totaled $1.4 and $0.7 million for 1996 and 1995, respectively.

Had compensation cost for the Corporation's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the optional expense measurement method described in SFAS 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been reduced by approximately $3 million for 1996 and $1 million for 1995 with no per share effect for either year. The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

The weighted-average fair value, on the date of grant, of options granted during 1996 and 1995 is estimated at $2.92 and $2.80, respectively. Fair value is determined using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 7.9 and 7.2 percent, expected volatility of
23.4 and 17.0 percent, risk-free interest rate of 6.0 and 7.0 percent, and expected lives of 5 years.

The following table summarizes option and SAR activity during 1996, 1995, and 1994:

                         Weighted             Weighted             Weighted
                          Average              Average              Average
                              Per                  Per                  Per
                  1996     Share*       1995    Share*        1994   Share*
             ---------  ---------   -------- ---------   --------- --------
Shares is-
suable under
outstanding
options and
SARs at
January 1    9,512,848     $29.97 10,742,408   $29.42   6,185,201   $24.11

Options and
SARs
granted      5,514,800     $27.40    363,700   $29.39   7,215,800   $31.98

Options and
SARs
exercised   (1,459,477)    $27.50 (1,057,347)  $23.37  (1,255,080)  $23.75

Options and
SARs canceled
or forfeited  (429,050)    $28.64   (535,913)  $31.64      (9,520)  $25.22

Options and
SARs replaced
for employees
of spun-off
operations           -          -          -        -  (1,393,993)  $24.26
            -----------           -----------          -----------
Shares is-
suable under
outstanding
options and
SARs at
December 31 13,139,121     $29.21  9,512,848   $29.97  10,742,408   $29.42
============================================================================
Options and
SARs exer-
cisable at
December 31  7,928,221*    $30.41  5,773,723    $28.82  3,541,608  $ 24.21

* In accordance with the 1994 stock plan; should a change in ownership control of Pacific Telesis Group occur, all 13,139,121 outstanding options and SARs would become exercisable.

The following table summarizes information about options and SARs outstanding at December 31, 1996:

                   Options and SARs Outstanding
    --------------------------------------------------------------------
          Range of         Weighted           Average Weighted Average
          Exercise           Number         Remaining   Exercise Price
            Prices      Outstanding              Life       Per Share*
    --------------    -------------     -------------       ----------
    $16.10 - 17.66          107,055        1.83 years          $ 17.59
    $25.53 - 33.87       13,032,066        7.71 years          $ 29.30
                      -------------
    $16.10 - 33.87       13,139,121        7.67 years          $ 29.21


                    Options Exercisable
    ---------------------------------------------------

          Range of                    Weighted Average
          Exercise            Number    Exercise Price
            Prices       Exercisable        Per Share*
    --------------      ------------  ----------------
    $16.10 - 17.66           107,055           $ 17.59
    $25.53 - 33.87         7,821,166           $ 30.59
                        ------------
    $16.10 - 33.87         7,928,221           $ 30.41
===========================================================================
* Exercise prices per share were adjusted to reflect the spin-off of wireless operations on April 1, 1994.

I.  DEBT AND LEASE OBLIGATIONS

Long-term obligations as of December 31, 1996 and 1995, consist of debentures of $4,044 and $3,545 million, respectively, and corporate notes of $1,210 and $1,279 million, respectively. Maturities and interest rates of long-term obligations are summarized as follows:

                                                           December 31
                                                      ---------------------
     Maturities and Interest Rates                       1996      1995
     ----------------------------------------------------------------------
                                                     (Dollars in millions)

     1997                      8.990%  to   9.250%     $    -    $    69
     1999                                   4.625%        100        100
     2000                                   4.625%        125        125
     2001                                   8.700%        200        200
     2002-2043                 5.875%  to   9.500%      4,829      4,330
                                                        -------------------
                                                        5,254      4,824
     Long-term capital lease obligations                  277         18
     Unamortized discount - net of premium               (107)      (105)
                                                        -------------------
     Total long-term obligations                       $5,424     $4,737
     ======================================================================

In February 1997, the CPUC approved Pacific Bell's application to issue up to $1.75 billion of long- and intermediate-term debt and preferred securities. The proceeds may be used to redeem maturing debt, to refinance other debt issues and to finance construction expenditures or acquisition of property. The CPUC's authorization is in effect until the full $1.75 billion has been issued. Pacific Bell also has remaining authority from the Securities and
Exchange Commission ("SEC") to issue up to $150 million of long- and intermediate-term debt through a shelf registration filed in April 1993. The Corporation's PacTel Capital Resources subsidiary may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

During 1996, the Corporation entered into sale and leaseback arrangements to finance equipment associated with the buildout of its PCS network. As of December 31, 1996 the obligation remaining is $270 million. These leases are classified as capital leases and the related assets are classified as property, plant and equipment. (See "Off-Balance-Sheet Risk" in Note J on page 65.)

As of  December 31, 1996 and 1995, the weighted-average interest rate on total
short-term borrowings was 7.05  percent and 5.91 percent, respectively.   Debt
maturing within one year in the balance sheets consists of short-term borrowings and the portion of long-term obligations that matures within one year as follows:
                                                             December 31
                                                          ----------------
     (Dollars in millions)                                1996       1995
     ----------------------------------------------------------------------
     Commercial paper...................................  $530     $1,416
     Notes payable to banks.............................     -         95
                                                          ----------------
     Total short-term borrowings........................   530      1,511
     Current maturities of long-term obligations........    83         19
                                                          ----------------
     Total debt maturing within one year................  $613     $1,530

===========================================================================

Lines of Credit

The Corporation has various uncommitted lines of credit with certain banks. These arrangements do not require compensating balances or commitment fees and, accordingly, are subject to continued review by the lending institutions. As of December 31, 1996 and 1995, the total unused lines of credit available were approximately $2.8 and $2.7 billion, respectively.


J.  FINANCIAL INSTRUMENTS

The following table presents the estimated fair values of the Corporation's financial instruments:

                                       December 31, 1996 December 31, 1995
                                       ----------------- -----------------
                                               Estimated         Estimated
                                      Carrying      Fair  Carrying    Fair
     (Dollars in millions)              Amount     Value    Amount   Value
     ----------------------------------------------------------------------
     Cash and cash equivalents......... $   72    $   72    $   76  $   76
     Debt maturing within one year.....    613       613     1,530   1,530
     Deposit liabilities...............    269       269       358     358
     Long-term debt....................  5,147     5,157     4,719   5,021
     Trust originated preferred
      securities of mandatorily
      redeemable preferred stock(Note K) 1,000       990        -        -
     ======================================================================

The following methods and assumptions were used to estimate the fair values of each category of financial instrument:

The fair values of cash and cash equivalents, debt maturing within one year, and deposit liabilities approximate their carrying amounts because of the short-term maturities of these instruments.

The fair value of long-term debt issues and trust-originated preferred securities was estimated based on the net present value of future expected cash flows, which were discounted using current interest rates and current market prices. The carrying amounts of long-term debt include the unamortized net discount.

Off-Balance-Sheet Risk

The Corporation has entered into an equity swap contract to hedge exposure to risk of market changes related to its recorded liability for outstanding employee stock options for common stock of spun-off operations and associated SARs. (See Note H - "Stock Options and Stock Appreciation Rights" on page 59.) The Corporation plans to make open market purchases of the stock of spun-off operations to satisfy its obligation for options that are exercised. Off-balance-sheet risk exists to the extent the market price of the stock of spun-off operations rises above the market price reflected in the liability's current carrying value. The equity swap was entered into to hedge this exposure and minimize the impact of market fluctuations. The contract entitles the Corporation to receive settlement payments to the extent the price of the common stock of spun-off operations rises above the notional value of $23.74 per share, but imposes an obligation to make payments to the extent the price declines below this level. The swap also obligates the Corporation to make a monthly payment of a fee based on LIBOR. The total notional amount of the contract, $60 million and $77 million as of December 31, 1996 and 1995 respectively, covers the approximate number of the options and SARs outstanding of spun-off operations on that date. The Corporation plans to periodically adjust downward the outstanding notional amount as the options and SARs are exercised. The equity swap contract expires April 1999.

Both the equity swap and the Corporation's liability for the stock options and SARs of spun-off operations are carried in the balance sheet at their market values, which were immaterial as of December 31, 1996 and 1995. Gains and losses from quarterly market adjustments of the carrying amounts substantially offset in results of operations. As of December 31, 1996 and 1995, the accounting loss that would be incurred from nonperformance by the counterparty to the equity swap was $4 million and $14 million, respectively. However, management does not expect to realize any loss from counterparty nonperformance.

In 1996, the Corporation has entered into sale and leaseback arrangements to finance equipment associated with the buildout of its PCS network. As of December 31, 1996, the amount outstanding under these capital leases was $270 million, $88 million of which will be repaid in Japanese yen. To hedge exposure to foreign currency exchange fluctuations, the Corporation has entered into foreign currency forward contracts to purchase yen in amounts equal to the current yen lease obligations when they become due. The total notional amount of the contracts, which cover both interest and principal payments, is $137 million as of December 31, 1996 and they expire June 2004. Both the forward contracts and the portion of the Corporation's lease liability payable in yen are carried in the balance sheet at their market values. Gains or losses due to foreign currency rate fluctuations on these contracts and on the yen lease obligations offset each other in the income statement. As of December 31, 1996, there was no accounting loss that would be incurred from nonperformance by the counterparties to the forward contracts. Management does not expect to realize any loss from counterparty nonperformance under these contracts.


K. CORPORATION-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

Pacific Telesis Financing I and II (the "Trusts") were formed for the exclusive purpose of issuing preferred and common securities representing undivided beneficial interests in the Trusts and investing the proceeds from the sale of Trust Originated Preferred Securities ("TOPrS") in unsecured subordinated debt securities of the Corporation. Under certain circumstances, dividends on TOPrS could be deferred for up to a period of five years. TOPrS are subject to a limited guarantee from the Corporation. The Corporation sold $1 billion of TOPrS, $500 million at 7.56 percent in January 1996 through Pacific Telesis Financing I and $500 million at 8.5 percent in June 1996 through Pacific Telesis Financing II. Both issues of TOPrS were priced at $25 per share, have an original 30-year maturity that may be extended up to 49 years and are callable five years after date of sale at par. The proceeds were used to retire short-term indebtedness, primarily commercial paper.

As of December 31, 1996, Pacific Telesis Financing I and II contained subordinated debt securities of the Corporation in principal amounts of $515.5 and $514.5 million, respectively, with interest rates of 7.56 and 8.5 percent, respectively.

L.  RELATED PARTY TRANSACTIONS

Spun-off operations repaid previous intercompany borrowings, which represented
a net  receivable balance of  $33 million  in 1994.   (See Note B  - "Spun-off
Operations" on page 46.)

The  Corporation   provided  certain   administrative  services  to   spun-off
operations and charged for these services through 90 days following the April 1, 1994, spin-off date.

A separation agreement for the spin-off provided for complete separation of all properties of the spun-off operations from the Corporation. The
Corporation's consolidated federal income tax return for 1994 included spun-off operations through the spin-off date.

M.  CAPITAL STOCK

Shareowners

As of January 31, 1997, the number of shareowners of record was 664,327.


Preferred Stock

The Corporation's Articles of Incorporation include a provision for the issuance of up to 50,000,000 preferred shares (par value $0.10 per share) in one or more series with full or limited voting powers or without voting powers, and with such designations, preferences, and rights as the Board may determine.


Treasury Stock

From time to time, the Corporation purchases shares of its common stock and holds these shares as treasury stock. Treasury stock that is held may be reissued later in connection with acquisitions, the Corporation's shareowner dividend reinvestment and stock purchase plan ("DRISPP"), and employee benefit plans.

During 1996, the Corporation reacquired 121,974 treasury shares primarily related to adjustments to the 1995 acquisition of Cross Country Wireless Inc. ("CCW"). (See Note N - "Acquisition" on page 69.) During 1995, the
Corporation reissued 4,369,507 treasury shares, primarily in connection with the acquisition of CCW. During 1994 the Corporation reissued 1,006,122 treasury shares for the DRISPP and employee benefit plans. As of December 31, 1996, 4,514,897 shares remained held as treasury stock pending their ultimate disposition.

Employee Stock Ownership Trust

All matching employer contributions to the Savings Plans are made through a LESOP trust. (See "Defined Contribution Plans" in Note F on page 56.) During 1989, Bankers Trust Company, as trustee of the Pacific Telesis Group Employee Stock Ownership Plan Trust, purchased 13,900,000 of the Corporation's treasury shares at a price of $691,052,400 in exchange for a promissory note from the trust to the Corporation. The note payable by the trust is not reflected as a liability of the Corporation and the remaining cost of unallocated trust shares is carried as a reduction of shareowners' equity (as "deferred compensation"). Principal and interest on the note is paid from employer contributions and dividends received by the trust.

The following table summarizes the Corporation's expense each year from the allocation of shares held by the LESOP trust to the accounts of employees participating in the Savings Plans:

     (Dollars in millions)                                 1996  1995 1994
     ----------------------------------------------------------------------
     Total compensation and interest expense recognized*... $57   $66  $60
     Interest expense portion**............................  15    23   19
     Other information:
       Employer contributions to trust.....................  99    60   77
       Dividends received by trust.........................  33    44   35
     ======================================================================
     * Determined using the shares-allocated accounting method and after being reduced by dividends paid on shares held by the trust.

     ** The Corporation's LESOP interest expense is matched by an equal amount of interest income earned on the promissory note from the trust and reflected in miscellaneous income.

Shares held by the LESOP trust are released for allocation to the accounts of employees as employer matching contributions are earned. The following table summarizes the Corporation's shares held by the trust:
                                                         December 31
                                                  -------------------------
                                                        1996          1995
     ----------------------------------------------------------------------
     Shares allocated to employee accounts.......  5,755,053     8,238,685
     Shares committed to be allocated*...........    224,267       340,519
     Shares unallocated.......................... 12,442,831    11,228,756
                                                  -------------------------
     Total shares held by trust.................. 18,422,151    19,807,960
     ======================================================================

   * Represents employer matching contributions earned by employees, but not yet allocated to employee accounts.

Statement of Position 93-6 ("SOP 93-6"), "Employers' Accounting for Employee Stock Ownership Plans," issued by the American Institute of Certified Public Accountants, established new accounting rules for new LESOP shares. As allowed by specific provisions of SOP 93-6, the Corporation continues to follow the prior rules in accounting for the LESOP trust.

Shareowner Rights Plan

During 1989, the Board adopted a shareowner rights plan to enhance its ability to protect the shareowners' interests if the Corporation is faced with a hostile acquisition proposal. Under the terms of the plan, shareowners of record as of October 10, 1989, received one right for each share of the Corporation's common stock held on that date. Initially, the rights are not exercisable and trade automatically with the Corporation's common stock. If a takeover attempt occurred that satisfied the tests described in the plan, each right (except for rights held by the person or group making that takeover attempt) would become the right to purchase common stock at one-half its then market value (or, at the Board's discretion, could be exchanged for an additional share of common stock). The rights do not have any voting rights, may be redeemed under certain circumstances at $0.01 per right, and expire on October 10, 1999.

N.  ACQUISITION

In July 1995, the Corporation acquired 100 percent of the stock of CCW to provide wireless television service in Southern California. The acquisition was accounted for by the purchase method of accounting. The acquisition included existing wireless cable operations with over 40,000 video customers in Riverside, California and licenses and rights to provide wireless video services in Los Angeles, Orange County, and San Diego. The transaction involved the exchange of approximately $120 million of Pacific Telesis Group treasury stock, or about 4.4 million shares, for the outstanding stock of CCW. The Corporation also assumed approximately $55 million of CCW debt, which was retired during the third quarter of 1995.

O.  COMMITMENTS AND CONTINGENCIES

Merger Agreement

On April 1, 1996, SBC Communications Inc. ("SBC") and the Corporation jointly announced a definitive agreement whereby the Corporation will become a wholly-owned subsidiary of SBC. Under terms of the merger agreement, each share of Pacific Telesis common stock will be exchanged for 0.733 shares of SBC common stock, subject to adjustment. On July 31, 1996, the shareowners of the Corporation and SBC approved the transaction, which previously had been approved by the respective Board of Directors of each company. Pursuant to the merger agreement, the Corporation's quarterly dividend per share cannot exceed 0.733 of SBC's quarterly dividend per share. Accordingly, the Corporation reduced its second, third and fourth quarter 1996 dividends to $0.315 per share.

The transaction is intended to be accounted for as a pooling of interests and to be a tax-free reorganization. Adjustments typically associated with the pooling of interests method are to conform accounting policies of the merged entities. Management is unable to determine if these policy changes and other merger-related adjustments will be material.

The merger is subject to certain conditions and regulatory approvals. On January 31, 1997, the FCC approved the merger, and in November 1996, the U.S. Department of Justice announced it had concluded that the merger does not violate the antitrust laws and accordingly that it was closing its investigation into the merger. In December 1996, the Public Service Commission of Nevada ("PSCN") approved the merger with the stipulation that Nevada Bell customers be paid the greater of $4 million or 2.0 percent of the amount, if any, ordered by the CPUC to be paid to Pacific Bell customers. The payment to Nevada Bell customers is conditioned on closing of the merger. In addition, the California State Attorney General has told the CPUC that the merger will not hurt competition in California and is consistent with emerging trends.

On September 30, 1996, the Office of Ratepayer Advocates ("ORA"), the consumer interest branch of the CPUC, filed testimony in the CPUC merger proceeding recommending a $2.1 billion rebate to customers payable over five years. Management does not agree with the ORA's recommendation and believes no customer rebate or payment should be required in connection with the merger.

On February 21, 1997, two California administrative law judges issued a proposed decision approving the merger but with a number of conditions, including payment of up to $750 million. Management does not agree with the level of payment or the restrictive conditions and intends to work towards their reduction or elimination. A proposed decision by the administrative law judges is not binding. The CPUC is expected to review the full case and the proposed decision and issue a final decision by March 31, 1997. Depending on the final CPUC decision, the merger could close in early second quarter.









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

O. COMMITMENTS AND CONTINGENCIES (Cont'd)

Purchase Commitments

In December 1994, Pacific Bell contracted for the purchase of up to $2 billion of Advanced Communications Network ("ACN") facilities, which incorporated new technologies. During 1995, the ability to deploy the facilities outstripped the ACN vendors' ability to deliver necessary products and software. Accordingly, management decided to suspend construction at certain sites, which reduced the expected cost to less than $700 million. If ACN facilities meet certain quality and performance criteria (the "Network Test"), Pacific Bell is committed to purchase the ACN facilities in 1998. If ACN facilities fail the Network Test, Pacific Bell will not be committed to buy the ACN facilities but might be liable to reimburse the principal ACN vendor for some construction costs up to $300 million. If competition or other factors affect Pacific Bell's ability to recover its investment in these facilities, the value of the ACN facilities could be materially impaired.

As of December 31, 1996, Pacific Bell had purchase commitments of about $208 million remaining in connection with its previously announced program for deploying an all digital switching platform with ISDN and SS-7 capabilities.

Purchase Options

In June  1990, Prime Cable of  Chicago, Inc. ("Prime  Cable") acquired certain
Chicago cable television properties from Group W. The Corporation, through its PTCB subsidiary, holds options to purchase a 75 percent interest in Prime Cable. TC Cable, Inc. ("TC Cable") now holds this interest. PacTel Capital Funding, a wholly owned subsidiary of the Corporation, has guaranteed bank financing used by TC Cable and its parent corporation to acquire this interest. The guarantees cover initial loan amounts of $60 million as well as interest accruing on the loans, which will be added to the outstanding loan balances up to an aggregate of $136 million. In management's opinion, the likelihood that the Corporation will be required to pay principal or interest on this debt under these guarantees is remote.

Revenues Subject to Refund

In 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. Annual price cap decisions by the CPUC granted Pacific Bell approximately $100 million in each of the years 1993-1997 for partial recovery of higher costs under SFAS 106. However, the CPUC in October 1994 reopened the proceeding to determine the criteria for exogenous cost treatment and whether Pacific Bell should continue to recover these costs. The CPUC's order held that related revenues collected after October 12, 1994, are subject to refund plus interest. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell. Related revenues totaled about $221 million at December 31, 1996. Management believes postretirement benefits costs are appropriately recoverable in Pacific Bell's price cap filings.

Property Tax Investigation

In 1992, a settlement agreement was reached between the State Board of Equalization, all California counties, the State Attorney General, and
28 utilities, including Pacific Bell, on a specific methodology for valuing utility property for property tax purposes for a period of eight years. The CPUC opened an investigation to determine if any resulting property tax savings should be returned to customers. Intervenors have asserted that as much as $20 million of annual property tax savings should be treated as an exogenous cost reduction in Pacific Bell's annual price cap filings. These intervenors have also asserted that past property tax savings totaling as much as approximately $70 million as of December 31, 1996, plus interest should be returned to customers. Management believes that, under the CPUC's regulatory framework, any property tax savings should be treated only as a component of the calculation of shareable earnings not as an exogenous cost. In an Interim Opinion issued in June 1995, the CPUC decided to defer a final decision on this matter pending resolution of the criteria for exogenous cost treatment under its regulatory framework. The criteria are being considered in a separate proceeding initiated for rehearing of the CPUC's postretirement benefits other than pensions decision discussed above. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on the Corporation.

P. COMPETITIVE RISK

Regulatory, legislative and judicial actions, as well as advances in technology, have expanded the types of available communications products and services and the number of companies offering such services. Various forms of competition are growing steadily and are already having an effect on
Pacific Bell's earnings. An increasing amount of this competition is from large companies with substantial capital, technological, and marketing resources. Currently, competitors primarily consist of interexchange carriers, competitive access providers, and wireless companies. Pacific Bell also faces competition from cable television companies and others.

Effective January 1, 1995, the CPUC authorized toll services competition. Management estimates that share losses since January 1, 1995 have been in the five to six percent range. However, this loss combined with losses prior to the official opening of this market has resulted in Pacific Bell currently serving less than 50 percent of the business toll market. In April 1995, the CPUC also ordered Pacific Bell to offer expanded interconnection to competitive access providers. These competitors are allowed to carry the intrastate portion of long-distance and local toll calls between Pacific Bell's central offices and long distance carriers. Competitors may choose to locate their transmission facilities within or near Pacific Bell's central offices.

Effective January 1, 1996, the CPUC authorized local exchange competition. By early February 1997, the CPUC had authorized about 90 companies, including large and well-capitalized long distance carriers, competitive access providers, and cable television companies to begin providing local phone service in California, and 38 additional applications were pending. These companies are prepared to compete in major local exchange markets and many have already deployed switches or other facilities. All of Pacific Bell's customers have already chosen a long distance company, and these companies have established widespread customer awareness through extensive advertising campaigns over several years.

Local exchange competition may affect toll and access revenues, as well as local service revenues, since customers may select a competitor for all their telecommunications services. Local exchange competition may also affect other service revenues as Pacific Bell Directory will have to acquire listings from other providers for its products, and competing directory publishers may ally themselves with other telecommunications providers. Management estimates the CPUC's proposed local competition rules could materially reduce revenue growth for Pacific Bell's regulated California operations by late 1997.

The characteristics of the California market make it attractive to new competitors. Pacific Bell's business and residence revenues and profitability are concentrated among a small portion of its customer base and geographic areas. Competitors need only serve selected portions of Pacific Bell's service area to compete for the majority of its business and residence usage revenues. High-margin customers are clustered in high-density areas such as Los Angeles and Orange County, the San Francisco Bay Area, San Diego, and Sacramento. California is also attractive because it has one of the lowest switched access rates in the country. By combining the low switched access rates and discounted resale rates, competitors have the ability to price their services below Pacific Bell's prices while maintaining high margins. Reselling allows competitors to offer local services with little or no investment.

Management believes that now that our markets are open to all competitors, the Corporation should be granted access to markets that are currently closed to LECs. A truly open competitive market, in which the Corporation can compete without restrictions, offers long-term opportunity to build the business and maximizes benefits for consumers. Management believes its key strategies of strengthening the core business by upgrading its network and systems capabilities, improving customer service and efficiency, expanding existing markets, developing new markets and promoting public policy reform, will provide a strong response to its competitive challenge.













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

P. COMPETITIVE RISK (Cont'd)

In Nevada, the PSCN issued a ruling opening the local exchange market to competition. It includes requirements that the LECs allow interconnection, unbundling, interim number portability and resale. Current PSCN proceedings are addressing pricing, interconnection and other local competition issues. At least two long distance carriers have requested resale of Nevada Bell services, and two competitive access providers have entered the Northern Nevada market, with the express intent of providing an alternative basic business service to high-margin customers. Further, long distance carriers can now transport toll calls both within and between service areas, and there is evidence that such transport is increasing at a rapid rate. As in California, Nevada Bell's market is attractive to new competitors. Competition is expected to target the high-usage, high-profit customers. These customers are geographically concentrated in the Reno/Sparks metropolitan area and business parks.

Q.  ADDITIONAL FINANCIAL INFORMATION
                                                           December 31
                                                       --------------------
     (Dollars in millions)                                1996       1995
     ----------------------------------------------------------------------
     Prepaid expenses and other current assets:
       Prepaid directory expenses..................   $    50     $   320
       Miscellaneous prepaid expenses...............       47          38
       Notes and other receivables..................      127         101
       Inventory and supplies.......................       35          58
       Current deferred tax benefits................      144         300
       Deferred compensation trusts.................      172         152
       Other........................................       18          33
                                                       --------------------
     Total..........................................  $   593     $ 1,002
     ======================================================================
     Property, plant, and equipment - net:
       Land and buildings...........................  $ 2,868     $ 2,758
       Cable and conduit............................   11,531      11,175
       Central office equipment.....................   10,114       9,562
       Furniture, equipment, and other..............    3,135       2,917
       Construction in progress.....................    1,384         810
                                                       --------------------
                                                       29,032      27,222
       Less accumulated depreciation................  (16,959)    (15,837)
                                                       --------------------
     Total..........................................  $12,073     $11,385
     ======================================================================
     Other noncurrent and intangible assets:
       PCS licenses and costs.......................  $   826     $   730
       Other........................................    1,062       1,143
                                                       --------------------
     Total..........................................  $ 1,888     $ 1,873
     ======================================================================

                                                             December 31
                                                          ----------------
     (Dollars in millions)                                1996       1995
     ---------------------------------------------------------------------
     Accounts payable and accrued liabilities:
       Accounts payable:
         Trade.....................................     $  791     $  753
         Payroll...................................         31         56
         Checks outstanding........................        411        302
         Other:
           Incentive awards payable................        200        200
           Other...................................        359        429
       Interest accrued............................        135        124
       Advance billing and customers' deposits.....        260        339
                                                        ------------------
     Total.........................................     $2,187     $2,203
     =====================================================================
     Other current liabilities:
       Accrued compensated absences................     $  268     $  278
       Dividends payable...........................        135        234
       Restructuring and other reserves............        213        311
       Other.......................................        111         85
                                                        ------------------
     Total.........................................     $  727     $  908
     =====================================================================
     Other noncurrent liabilities and deferred credits:
       Unamortized investment tax credits..........     $  243     $  292
       Accrued pension cost liability..............        919      1,170
       Restructuring and other reserves............          -         15
       Accrued postretirement benefit obligation...      2,139      2,281
       Other.......................................        583        515
                                                        ------------------
     Total.........................................     $3,884     $4,273
     =====================================================================

                                                        For the Year Ended
                                                            December 31
                                                    -----------------------
     (Dollars in millions)                           1996    1995     1994
     ----------------------------------------------------------------------
     Other service revenues:
       Directory Advertising...................... $1,071  $1,031   $1,003
       Other......................................    601     517      425
                                                    -----------------------
     Total........................................ $1,672  $1,548   $1,428
     ======================================================================
     Interest expense:
       Gross interest expense..................... $  455  $  480   $  455
       Less capitalized interest..................   (114)    (38)       -
                                                    -----------------------
     Net interest expense......................... $  341  $  442   $  455
     ======================================================================
     Other income(expense) - net:
       Interest income............................ $   27  $   62   $   29
       Dividends on preferred securities of
         subsidiary trusts........................    (60)      -        -
       Other......................................    (26)    (20)      26
                                                    -----------------------
     Total........................................ $  (59) $   42   $   55
     ======================================================================
     Advertising expense.......................... $  144  $   97   $   99
     ======================================================================
     CASH PAYMENTS FOR:
     Interest..................................... $  439  $  492   $  442
     Income taxes................................. $  453  $  530   $  737
     ======================================================================
     NON-CASH TRANSACTIONS:
     Spin-off stock distribution.................. $    -  $    -   $2,901
     Acquisition of CCW (Note N)
       Treasury shares (reacquired)issued......... $   (3) $  117   $    -
       Debt assumed............................... $    -  $   55   $    -
     Treasury shares reacquired................... $  ( 1) $    -   $    -
     ======================================================================


Major Customer

Substantially all of the Corporation's operating revenues were from telecommunications and information services. Approximately 7 percent, 9 percent, and 11 percent of these revenues were earned in 1996, 1995, and 1994, respectively, for services provided to AT&T Corp. No other customer accounted for more than 10 percent of revenues.

   -----------------------------------------------------------------------
   QUARTERLY FINANCIAL DATA
     (Unaudited)
                            (Dollars in millions, except per share amounts)
                            -----------------------------------------------
   1996                                  First*   Second* Third* Fourth**
   ------------------------------------------------------------------------
   Operating revenues..................   $2,378   $2,405 $ 2,356  $2,449
   Operating income....................      623      618     521     436
   Earnings:
     Income before cumulative effect of
       accounting change...............      316      291     259     191
     Cumulative effect of accounting
       change..........................       85        -        -      -
                                            -------------------------------
   Net income .........................   $  401   $  291    $259  $  191

   Earnings per share:
      Income before cumulative effect of
        accounting change...............  $ 0.74   $ 0.68  $ 0.60  $ 0.45
      Cumulative effect of accounting
       change..........................     0.20        -        -      -
                                            -------------------------------
   Net income..........................   $ 0.94   $ 0.68   $ 0.60 $ 0.45
   ------------------------------------------------------------------------
   1995                                    First   Second Third*** Fourth
   ------------------------------------------------------------------------
   Operating revenues..................   $2,254   $2,231 $ 2,275  $2,282
   Operating income....................      490      518     530     473
   Earnings (loss):
     Income before extraordinary item..      282      260     275     231
     Extraordinary item................        -        -  (3,360)      -
                                            -------------------------------
   Net income (loss)...................   $  282   $  260 $(3,085) $  231

   Earnings (loss) per share:
     Income before extraordinary item..   $ 0.67   $ 0.61 $  0.64  $ 0.54
     Extraordinary item................        -        -   (7.86)      -
                                            -------------------------------
   Net income (loss)...................   $ 0.67   $ 0.61 $ (7.22) $ 0.54

   =======================================================================

(Unaudited)

* During fourth quarter 1996, Pacific Bell Directory changed its method of recognizing directory publishing revenues and related expenses effective January 1, 1996 to a preferable method. The cumulative after-tax effect of applying the new method to prior years is recognized as of January 1, 1996 as a one-time, non-cash gain applicable to continuing operations of $85 million, or $0.20 per share. The first three quarters of 1996 were restated to reflect the new method. (See "Cumulative Effect of Accounting Change" under Note A on page 45.)

** Fourth quarter 1996 results reflect a number of one-time items that reduced earnings by $91 million, or $0.21 per share.

*** Third quarter 1995 results reflect an after-tax extraordinary charge as a result of Pacific Bell's discontinuance of regulatory accounting. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page 47.)

---------------------------------------------------------------------------
STOCK TRADING ACTIVITY AND DIVIDENDS PAID
                                                                   Payment
1996                                  High        Low   Dividends     Date
---------------------------------------------------------------------------

First Quarter....................  $35.250    $25.875      $0.545   5/1/96
Second Quarter*..................  $34.750    $31.500      $0.315   8/1/96
Third Quarter*...................  $35.250    $31.750      $0.315  11/1/96
Fourth Quarter*..................  $39.000    $32.875      $0.315   2/3/97
---------------------------------------------------------------------------
                                                                   Payment
1995                                  High        Low   Dividends     Date
---------------------------------------------------------------------------

First Quarter...................   $31.250    $28.000      $0.545   5/1/95
Second Quarter..................   $31.250    $25.625      $0.545   8/1/95
Third Quarter...................   $30.875    $25.625      $0.545  11/1/95
Fourth Quarter..................   $34.375    $29.125      $0.545   2/1/96
---------------------------------------------------------------------------
(Stock  trading  activity:   based  on New  York  Stock  Exchange -  Composite
Transactions)

* Under the terms of the merger agreement with SBC Communications Inc., the Corporation reduced the quarterly dividend to $0.315 per share. (See Note O - "Merger Agreement" on page 70.)


Dividends

The record date is set by the Pacific Telesis  Group Board of Directors at the
time it  declares a  dividend.   Quarterly  reports are  mailed with  dividend
checks.

Stock Listing

New York, Pacific, Chicago exchanges           PAC
London, Swiss exchanges                        Pacific Telsis
Newspaper stock tables                         Pac Telesis